EXECUTION VERSION

Facility Agreement
Dated 2015

Peninsula Energy Limited ABN 67 062 409 303 (“Borrower”)
Each person listed as a Guarantor in schedule 1 (“Guarantors”)
Investec Bank Plc (“Financier”)
Investec Australia Limited ABN 77 140 381 184 (“Security Trustee”)

King & Wood Mallesons
Level 30
QV1 Building
250 St Georges Terrace
Perth WA 6000
Australia
T +61 8 9269 7000
F +61 8 9269 7999
DX 210 Perth
www.kwm.com
NPC:RTW: 608-0010396

Facility Agreement
Contents

Details		1

General terms		3

Part 1 Interpretation		3

1	Definitions and interpretation	3

1.1	Definitions	3
1.2	General interpretation	30
1.3	Finance related interpretation	31
1.4	Obligors’ rights and obligations individual	31
1.5	Security Trustee’s limitation of liability	32

Part 2 The Facilities		32

2	Facilities	32

2.1	Financier to provide financial accommodation	32
2.2	Purpose	32

3	Using the Facilities	32

3.1	Requesting a Utilisation	32
3.2	Conditions to first Utilisation	32
3.3	Conditions to all Utilisations	32
3.4	Debt Sizing of Utilisations under the Trade Finance Facility	33

Part 3 Facilities		33

4	Interest	33

4.1	Interest charges	33
4.2	Notification of Interest Periods	34
4.3	When Interest Periods begin and end	34
4.4	Consolidation of Advances	34

5	Changes to the calculation of interest	35

5.1	Absence of quotations	35
5.2	Market disruption	35
5.3	Alternative basis of interest or funding	35

Part 4 Repaying, prepaying and cancelling		36

6	Repaying, prepaying and cancelling	36

6.1	Repayment	36
6.2	Mandatory repayments	36
6.3	Voluntary prepayment	37
6.4	Prepayment and break costs	37
6.5	Revolving facilities	37
6.6	Voluntary cancellation	37
6.7	Automatic cancellation at end of Availability Period	37

Part 5 Standard terms - all Facilities		37

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7	Payments	37

7.1	Manner of payment	37
7.2	Currency indemnity	38
7.3	GST	38

8	Fees	39

8.1	Establishment fee	39
8.2	Line fee	39

9	Withholding tax	39

9.1	Tax deduction and gross up of payments by Obligor	39
9.2	FATCA deduction and gross up by Obligor	40
9.3	FATCA deduction by the Finance Party	40
9.4	FATCA information	40
9.5	Tax indemnity	41
9.6	Exclusions for FATCA	41
9.7	Tax credit	41
9.8	Payments, minimisation and other remedies	42

10	Increased costs and illegality	42

10.1	Increased costs	42
10.2	Illegality or impossibility	43
10.3	Payments, minimisation and other remedies	43

11	Representations and warranties	43

11.1	General representations and warranties	43
11.2	Project representations and warranties	48
11.3	Repetition of representations and warranties	49
11.4	Reliance	50

12	Undertakings	50

12.1	Introduction	50
12.2	Financial Reports	50
12.3	Information undertakings	50
12.4	General undertakings	51
12.5	Negative undertakings	53
12.6	Financial undertakings	54
12.7	Project Modelling	54
12.8	LMP Variations	55
12.9	Undertakings in relation to the Project	55
12.10	Information undertakings in relation to the Project	59
12.11	Technical review of the Project	60
12.12	Security perfection - policies and steps	60
12.13	Conversion Facility	60
12.14	Undertakings are continuing obligations	60

13	Accounts	61

13.1	Proceeds Accounts	61
13.2	Deposits into Proceeds Accounts	61
13.3	Withdrawals from Proceeds Account	61
13.4	Notice of withdrawal	62
13.5	Effect of default	62

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14	Default	62

14.1	Events of Default	62
14.2	Consequences of default	65
14.3	Investigation	65

15	Review	66

15.1	Review Event	66
15.2	Consequences of review	66

16	Costs and indemnities	67

16.1	Costs	67
16.2	Indemnity	67
16.3	Break costs	68
16.4	Independent Consultant - Project issues	68

17	Interest on overdue amounts	68

17.1	Obligation to pay	68
17.2	Compounding	69

Part 6 Guarantee		69

18	Guarantee and indemnity	69

18.1	Obligations under Guarantee are joint and individual	69
18.2	Consideration	69
18.3	Guarantee	69
18.4	Indemnity	69
18.5	Nature of guarantee	69
18.6	Variations and replacements	70
18.7	Reinstatement of rights	70
18.8	Rights of the Finance Parties are protected	70
18.9	No merger	71
18.10	Extent of Guarantor’s obligations	71
18.11	Guarantor’s rights are suspended	71
18.12	Guarantor’s right of proof limited	72
18.13	No set-off against assignees	72
18.14	Suspense account	72
18.15	Right to prove	72
18.16	Ratification	73

19	Compulsory release of FATCA FFIs and US Tax Obligors	73

Part 7 General		73

20	Dealing with interests	73

20.1	No dealing by Obligor	73
20.2	Dealings by Finance Parties	73
20.3	No additional payments by Obligors	73

21	Notices and other communications	74

21.1	Form - all communications	74
21.2	Form - communications sent by email	74
21.3	Delivery	74
21.4	When effective	74
21.5	When taken to be received	74
21.6	Receipt outside business hours	74

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21.7	Reliance on communications	75
21.8	Borrower and Obligors	75

22	General	75

22.1	Application to Finance Documents	75
22.2	Prompt performance	75
22.3	Certificates	75
22.4	Set-off	75
22.5	Discretion in exercising rights	75
22.6	Partial exercising of rights	76
22.7	Conditions of consents, approvals or waivers	76
22.8	No liability for loss	76
22.9	Conflict of interest	76
22.10	Remedies cumulative	76
22.11	Indemnities and reimbursement obligations	76
22.12	Rights and obligations are unaffected	76
22.13	Inconsistent law	76
22.14	Supervening law	76
22.15	Variation and waiver	77
22.16	Confidentiality	77
22.17	Further steps	77
22.18	Exclusion of PPSA provisions	78
22.19	Exercise of rights by a Finance Party	78
22.20	No notice required unless mandatory	78
22.21	Code of Banking Practice	79
22.22	Counterparts	79

23	Governing law and jurisdiction	79

23.1	Governing law and jurisdiction	79
23.2	Serving documents	79
23.3	Appointment of Process Agent	79

Schedule 1	Guarantors	81

Schedule 2	Conditions to first Utilisation	82

Schedule 3	Verification Certificate	86

Schedule 4	Utilisation Notice	92

Schedule 5	Interest Period Selection Notice	94

Schedule 6	Permitted Encumbrances	95

Schedule 7	Form of Compliance Certificate	97

Schedule 8	Form of invoice	98

Schedule 9	Project Tenements	99

Signing page		172

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Facility Agreement
Details

Date

Parties	Borrower, Guarantors, Financier and Security Trustee

Borrower	Name	Peninsula Energy Limited

	ABN	67 062 409 303

	Address	Unit 17, 100 Railway Road, Subiaco, WA, 6008

	Fax	+61 8 9381 5064

	Telephone	+61 8 9380 9920

	Email	pminfo@pel.net.au and jdw@pel.net.au

	Attention	Company Secretary

Guarantors	Each person listed as a Guarantor in schedule 1 (“Guarantors”).
Their contact details are also in schedule 1.

Financier	Name	Investec Bank Plc incorporated in the United Kingdom

	Address	2 Gresham Street, London, EC2V 7QP, United Kingdom

	Fax	+44 207 597 4960

	Email	GLO-transaction management –
generallending@Investec.co.uk

	Attention	Global Lending Operations

Security	Name	Investec Australia Limited incorporated in
Trustee		Australia and registered in New South Wales

	ABN	77 140 381 184

	Address	Level 23, Chifley Tower, 2 Chifley Square,
Sydney NSW 2000
GPO Box 4411 Sydney NSW 2001

	Fax	+61 2 9293 6301

	Email	aulendingoperations@investec.com.au

	Attention	Lending Operations

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Summary of facilities
Warning: This is only a summary and has no operative effect.

Revolving	2 year US$7,500,000 revolving facility
Loan Facility

Trade Finance	2 year US$7,500,000 revolving facility.
Facility

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Facility Agreement

General terms

Part 1 Interpretation

1	Definitions and interpretation

1.1	Definitions

These meanings apply unless the contrary intention appears:

Account Banks mean the UK Account Bank and the US Account Bank.

Advance means the outstanding principal amount of a Utilisation under a Facility

Affiliate has the meaning it has in the Corporations Act.

Air Quality Permit means the permit dated 13 September 2013, issued by WDEQ, Division of Air Quality T authorising Strata to construct the Project under the terms and conditions of the permit, and subject to all applicable laws and regulations.

Amount Owing means, for an Obligor, the total of all amounts that at any time are payable, are owing but not payable, or are contingently owing, by the Obligor in connection with any Finance Document (including transactions in connection with them) to a Finance Party.

Argo Deposit Accounts means each account relating to the certificates of deposit, held by an Argo Depositary Bank held as cash collateral for the Argo Security.

Argo Depository Bank means UBS (or any other bank approved by the Finance Parties).

Argo Security means the amount held in the Argo Deposit Accounts pledged as security by Strata and maintained for the sole benefit of providing surety bonds to the WDEQ and the NRC for bonding in connection with the Project.

ASLB means the Atomic Safety Licensing Board.

Australian Obligors mean the Borrower, PM Prospecting and PM Energy.

Australian Securities means:

(a) the General Security Agreement;

(b) the Specific Security Agreement (Australian Shares).

Authorisation means any Permit, consent, authorisation, registration, filing, agreement, notarisation, certificate, permission, licence, approval, authority, exemption or right to do something:

(a)

from, by or with any Government Agency, whether granted following positive action by the Government Agency or arising following the expiry of a period of time without intervention or action by a Government Agency; and

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(b)

from, by or with any indigenous person or traditional owner in relation to any estate or interest in land used in connection with the Project which is held by that person or owner because that person is indigenous, is or claims to be a traditional owner or otherwise has a relationship with the land; and

(c)	from, by or with any person in relation to any estate or interest in land used in connection with the Project.

Authorised Officer means:

(a)

in the case of a Finance Party, a director or secretary of the Finance Party, or any person who purports to be a “director”, “chief”, “counsel”, “executive”, “head”, “president”, “manager” or “member of Global Lending Operations” (or a person performing, or purporting to perform, the functions of any of them) of the Finance Party; and

(b)

in the case of an Obligor, a director or secretary of the Obligor or any other person specified by the Obligor as an Authorised Officer for the purposes of the Finance Documents by a notice to the Finance Parties accompanied by a copy of the person’s signature certified by a director or secretary of the Obligor (and in respect of which the Finance Parties have not received notice of revocation of the appointment).

Availability Period means, for a Facility, the period from the date of this document to (and including) the date set out below.

Facility	End of availability period
Revolving Loan Facility	From the Financial Close Date to the date ending 1 week before the Maturity Date
Trade Finance Facility	From the Financial Close Date to the date 3 months before the Maturity Date

Available Amount has the meaning in clause 3.4 (“Debt Sizing of Utilisations under the Trade Finance Facility”).

Available Commitment means for:

(a)	the Revolving Loan Facility, the Commitment for that Facility less the total outstanding principal amount of all Utilisations under that Facility;

(b)	the Trade Finance Facility, the Commitment for that Facility less the total outstanding principal amount of all Utilisations under that Facility.

BCFM means the most recent monthly base case cash flow model of the Group (presented in a Microsoft Excel format) including:

(a)	the Life of Mine Plan; and

(b)	all the Cash Budget and CFADS;

(c)	forecast opening and closing cash positions on an unconsolidated basis; and

(d)	all covenant and CFADS calculations,

in each case, over the term of the Facilities.

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BLM means Bureau of Land Management.>

Blocked Account Deed means:

(a)	the UK Account Bank Agreement; and

(b)	the US Deposit Account Control Agreement.

Business Day means a day (not being a Saturday, Sunday or public holiday in that place) on which banks are open for general banking business in Sydney, New South Wales, Perth, Western Australia, London.

Calculation Date means:

(a)	each Quarter End Date; and

(b)	where a Default or Review Event has occurred and is subsisting, any other date specified by the Financier in its absolute discretion.

Cash Budget means a monthly cash budget for the Group showing anticipated sources and uses of funds for the Group over the next 12 month operating period.

CFADS means in respect of a period, an amount equal to (without double counting):

(a)

Revenue received by the Group during that period (or, in respect of a future period, projected by the Borrower to be received during that period, based on the prevailing spot commodity and FX price at the relevant Calculation Date);

plus

(b)	the Available Commitment under the Revolving Loan Facility;

less

(c)	any repayments made or to be made under the Trade Finance Facility in that period;

(d)	Project Costs paid by the Group in that period (or, in respect of a future period, projected by the Borrower to be paid in that period as contemplated in the Life of Mine Plan);

(e)

Operating Costs paid by the Borrower and its Subsidiaries in that period (or, in respect of a future period, projected by the Borrower to be paid in that period as contemplated in the BCFM in respect of a future period); and

(f)	any Taxes paid or to be paid by the Group.

Change of Control of the Borrower means where a person not entitled to 50% or more of the voting capital of the Borrower as at the date of this document acquires or becomes entitled to 49% or more of the voting capital of the Borrower.

Code means the United States of America Internal Revenue Code of 1986.

Collateral means the property secured under the Security Documents.

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Commitment means, for a Facility, the commitment set out below for the Facility as substituted, reduced, or cancelled under this document.

Facility	Commitment
Revolving Loan Facility	US$7,500,000
Trade Finance Facility	US$7,500,000

Compliance Certificate means a certificate substantially in the form of Schedule 7 (“Form of Compliance Certificate”) or otherwise in a form and substance satisfactory to the Financier.

Compulsory Acquisition means an actual or proposed compulsory acquisition, resumption, appropriation or confiscation of, or freezing, restraining or forfeiture order in connection with, assets under legislation or otherwise, including a restriction or order under which compensation is payable in connection with assets.

Contamination means the presence of any substance at a level exceeding that naturally occurring:

(a)	in relation to land, in, on or under that land; or

(b)	in relation to groundwater percolating through land, in that groundwater; or

(c)	in relation to a river or stream, in its waters, in, on or under its bed or riparian land or in or on animal or plant life growing in its waters or on its bed; or

which is the basis of a notice, order or requirement to clean up or take remedial or other action in relation to the substance by any Government Agency other than in respect of Standard Remediation.

Controller has the meaning it has in the Corporations Act.

Converdyn means Converdyn, a general partnership formed under the laws of the State of Delaware in the United States of America.

Conversion Facility means the Converter’s uranium conversion facilities at Metropolis, Illinois in United States of America.

Converter means Honeywell International, Inc.

Converter Agreement means the agreement dated 23 November 1992 between Converdyn and the Converter, under which the Converter exclusively supplies to Converdyn the provision of conversion services, including receiving, holding, weighing, sampling for Converdyn’s customers at the Conversion Facility.

Converter Receipt means the receipt issued by the Converter in respect of the amount of Product credited to the account of either PUL or Strata, as the case may be, in connection with their respective Uranium Agreement.

Converter Weight means the weight (in pounds) of the Product credited to the account of either PUL or Strata in respect of which the Converter has issued a Converter Receipt.

Corporations Act means the Corporations Act 2001 (Cth).

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Costs includes costs, charges and expenses, including those incurred in connection with advisers and any legal costs on a full indemnity basis.

Deep Disposal Well Permit means the Permit in favour of Strata granted by WDEQ for the construction, testing and operation of Underground Injection Control (UIC) Class 1 wells at the Project.

Default Rate means, for an Interest Period in respect of an overdue amount, 2% per annum plus the sum of LIBOR and the Margin for the relevant Facility.

Debt Service means for any applicable period, the aggregate amount of scheduled principal, interest and fees paid or, in respect of a future period, projected to be paid, in respect of the Facilities during that period under the Finance Documents.

Offtaker 1 means nuclear power generating utilities located in the United States.

Offtaker 1 Offtake Agreements mean:

(a)	the agreement titled “Uranium Concentrate Sales Agreement” dated 15 February 2011 between Strata and Offtaker 1; and

(b)	the agreement titled “Uranium Concentrate Sales Agreement” dated 1 December 2014 between Offtaker 1 and the Borrower.

Details means the section of this document headed “Details”.

Offtaker 2 means nuclear power generating utilities located in the United States.

Offtaker 2 Offtake Agreements mean the two agreements titled “U3O8 Purchase and Sale Agreement” dated 21 August 2015 between Offtaker 2 and PUL.

Encumbrance means any:

(a)

security for the payment of money or performance of obligations, including a mortgage, charge, lien, pledge, trust or title retention or flawed deposit arrangement or other security interest securing an obligation of any person or any other agreement or arrangement having a similar effect, including (without limitation) any “security interest” as defined in sections 12(1) or (2) of the PPSA; or

(b)	right, interest or arrangement which has the effect of giving another person a preference, priority or advantage over creditors including any right of set-off; or

(c)

right that a person (other than the owner) has to remove something from land (known as a profit à prendre), easement, public right of way, restrictive or positive covenant, lease, or licence to use or occupy; or

(d)	third party right or interest, or any right arising as a consequence of the enforcement of a judgment,

or any agreement to create any of them or allow them to exist.

Environment means all aspects of the surroundings of human beings including:

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(a)	the physical characteristics of those surroundings such as the land, the waters and the atmosphere; and

(b)	the biological characteristics of those surroundings such as the animals, plants and other forms of life; and

(c)	the aesthetic characteristics of those surroundings such as their appearance, sounds, smells, tastes and textures.

Environmental Approvals means all or any consents, approvals, licences, permissions, concurrences or other authorities or permissions of any kind required by or under any Environmental Law relating to the Project.

Environmental Event means:

(a)	a proceeding, investigation or claim against an Obligor or Group member; or

(b)	a requirement that an Obligor or Group member incur expenditure; or

(c)	a requirement that an Obligor or Group member cease or change an activity carried on by it,

in connection with an Environmental Law or Environmental Requirement where that proceeding, investigation or claim, expenditure or requirement has had or is likely to have a Material Adverse Effect.

Environmental Law means a Law relating to the Environment, including but not limited to any law relating to land use, planning, environmental assessment, environmental heritage, relics, water, coastal protection, water catchments, pollution of air or water, noise, soil or ground water contamination, chemicals, hazardous substances, nuisance, the ozone layer, waste, dangerous goods or poisons, building regulation, occupation of buildings, fire safety, public health, occupational health and safety, noxious trades and any aspect of protection of the Environment, or the enforcement or administration of any of those Laws.

Event of Default means an event or circumstance so described in clause 14 (“Default”).

Facility means a facility made available under this document being the Revolving Loan Facility or the Trade Finance Facility as the case may be.

FATCA means:

(a)	sections 1471 to 1474 of the Code or any associated regulations or other official guidance;

(b)

any treaty, law, regulation or other official guidance enacted in any other jurisdiction, or relating to an intergovernmental agreement between the United States of America and any other jurisdiction, which (in either case) facilitates the implementation of paragraph (a) above; or

(c)

any agreement under the implementation of paragraphs (a) or (b) above with the United States of America Internal Revenue Service, the United States of America government or any governmental or taxation authority in any other jurisdiction.

FATCA Application Date means:

(a)

in respect of a “withholdable payment” described in section 1473(1)(A)(i) of the Code (which relates to payments of interest and certain other payments from sources within the United States of America), 1 July 2014;

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(b)

in respect of a “withholdable payment” described in section 1473(1)(A)(ii) of the Code (which relates to “gross proceeds” from the disposition of property of a type that can produce interest from sources within the United States of America), 1 January 2017; or

(c)	in respect of a “passthru payment” described in section 1471(d)(7) of the Code not falling within paragraphs (a) or (b) above, 1 January 2017,

or, in each case, such other date from which such payment may become subject to a deduction or withholding required by FATCA as a result of any change in FATCA after the date of this document.

FATCA Deduction means a deduction or withholding from a payment under a Finance Document required by FATCA.

FATCA Exempt Party means a party that is entitled to receive payments free from any FATCA Deduction.

FATCA FFI means a foreign financial institution as defined in section 1471(d)(4) of the Code which, if the Financier is not a FATCA Exempt Party, could be required to make a FATCA Deduction.

FATCA Payment means either:

(a)	the increase in a payment made by an Obligor to the Financier under clause 9.2 (“FATCA deduction and gross up by Obligor”) or clause 9.3(a); or

(b)	a payment under clause 9.3(b).

FATIC means First American Title Insurance Co.

Finance Debt means any present or future, actual or contingent liability in connection with any:

(a)	money borrowed or raised; or

(b)	debit balance on any account with a financial institution; or

(c)	acceptance, endorsement or discounting arrangement; or

(d)	amount raised in connection with any note purchase facility or the issue of bonds, notes, debentures, units, loan stock or similar instruments; or

(e)

derivative transaction (and, when calculating the liability in connection with any derivative transaction, only the marked to market value is taken into account unless the derivative transaction has been terminated or closed-out, in which case the liability is the termination amount or close out amount for the derivative transaction); or

(f)	redeemable share or other redeemable security where the holder has the right, or the right in certain circumstances, to require redemption before the final Maturity Date; or

(g)	receivables sold or discounted except to the extent that they are sold or discounted on a non-recourse basis; or

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(h)	hire purchase, finance lease, capital lease or any other lease which has the same economic effect as a finance lease or capital lease; or

(i)	agreement to defer payment of the consideration for an asset or service where payment is deferred for more than 90 days after the date the asset or service is supplied; or

(j)	obligation to deliver assets or services paid for in advance by a financier or otherwise relating to a financing transaction; or

(k)	counter-indemnity obligation in respect of a guarantee issued by a financier; or

(l)	other transaction (including any forward sale or purchase agreement) which has the commercial effect of obtaining financial accommodation; or

(m)	any guarantee of any of the above.

In this definition, “guarantee” includes:

(i) any guarantee, indemnity, bond, letter of credit, legally binding comfort letter or similar assurance against loss; or

(ii)

any direct or indirect, actual or contingent obligation to purchase or assume any person’s liabilities, to make an investment in or provide financial accommodation to any person, or to purchase any person’s assets, in each case, where that obligation is assumed to assist that person to meet its liabilities; or

(iii) any other direct or indirect, actual or contingent obligation under which a person is, or may be, responsible for another person’s solvency, financial condition or liabilities.

Finance Documents means:

(a)	this document;

(b)	any Utilisation Notice;

(c)	the Blocked Account Deeds;

(d)	the Security Trust Deed;

(e)	each Security Document;

(f)	any Interest Period Selection Notice;

(g)	each Hedge Agreement;

(h)	any document which the Borrower and the Financier agree in writing is a Finance Document for the purposes of this definition; and

(i)	any document entered into for the purpose of varying, novating, supplementing, extending, replacing or restating any of the above.

Finance Party means the Financier, the Security Trustee and each Hedge Counterparty.

Financial Report means a financial report consisting of:

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(a)	financial statements; and

(b)	any notes to those financial statements; and

(c)	any directors’ declaration about the financial statements and notes,

together with any reports (including any directors’ reports) attached to any of those documents or intended to be read with any of them.

Financial Undertakings mean each financial undertaking set out in clause 12.6(a) .

Fitzsimmons Title Certificate means the certificate dated 30 October 2015 issued by Fitzsimmons, LLC in respect of each Private Surface Lease.

Forward Annual Cover Ratio means the ratio of:

A : B

where

A is the budgeted CFADS for the relevant calculation period;

B is the sum of C and D;

C is the amount of scheduled reductions in the Commitment of the Revolving Loan Facility for the relevant calculation period; and

D is the amount of interest payments and fees scheduled to be paid under the Revolving Loan Facility for the relevant calculation period.

General Security Agreement means the general security agreement dated on or about the date of this document between the Security Trustee and the Obligors.

Government Agency means any government or government department, any governmental, semi-governmental administrative, public, regulatory or judicial authority or person, commission, any statutory body or authority or body exercising any administrative or legislative function or that has legal power to require another person to act or not to act in a particular way.

Grazing Lease means each Project Tenement identified as a “State Grazing Lease Sublease” in Part B (Mortgaged Leases) of Schedule 9.

Group means the Borrower and each of its Subsidiaries.

Guarantee means the guarantee and indemnity in clause 18 (“Guarantee and indemnity”).

Hazardous Materials means:

(a)

any chemical, material or substance at any time defined as or included in the any definition under an Environmental Law as “hazardous substances”, “hazardous wastes”, “hazardous materials”, “extremely hazardous waste”, “acutely hazardous waste”, “radioactive waste”, “biohazardous waste”, “pollutant”, “toxic pollutant”, “contaminant”, “restricted hazardous waste”, “infectious waste”, “toxic substances”, or any words of similar import under the Environmental Laws intended to define, list or classify substances by reason of properties harmful to the environment or human health and safety (including harmful properties such as ignitability corrosivity, reactivity, radioactivity, carcinogenicity, toxicity, reproductive toxicity, “TCLP toxicity” or “EP toxicity”;

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(b)	any oil, petroleum, petroleum fraction or petroleum derived substance;

(c)	any flammable substances or explosives; or

(d)	any asbestos-containing materials.

Hazardous Materials Activity means any past or current event or occurrence involving the presence, use or release in to the environment of any Hazardous Materials, including the use, manufacture, possession, storage, holding, presence, existence, location, Release, threatened Release, discharge, placement, generation, transportation, processing, construction, treatment, abatement, removal, remediation, disposal or handling of any Hazardous Materials, and any corrective action or response action with respect to any of the foregoing.

Hedge Agreement means each ISDA master agreement (including the schedules to it) and all confirmations of all transactions governed by it entered into between an Obligor and a Hedge Counterparty.

Hedge Counterparty means each of IBP and IAL, as Party A under a Hedge Agreement.

IAL means Investec Australia Limited.

IBP means Investec Bank Plc.

IFRS means the International Financial Reporting Standards as in effect from time to time in connection with the jurisdiction of incorporation of the relevant Obligor.

IGA means the agreement dated 12 September 2012 between the Government of the United Kingdom of Great Britain and Northern Ireland and the Government of the United States of America to Improve International Tax Compliance and Implement FATCA.

Indemnified Taxes means Taxes other than a Tax:

(a)	imposed on, or calculated having regard to, the net income of a Finance Party; or

(b)	imposed as a result of a Finance Party being a resident of, or organised or doing business in, the jurisdiction imposing the tax,

but including a Tax:

(i)

calculated solely on or by reference to any payment (without allowance for any deduction) derived by a Finance Party under a Finance Document or any other document referred to in a Finance Document; or

(ii)

imposed as a result of a Finance Party being considered a resident of or organised or doing business in the jurisdiction imposing the tax, solely as a result of it being a party to a Finance Document or any transaction contemplated by a Finance Document.

A person is Insolvent if:

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(a)	it is (or states that it is) an insolvent under administration or insolvent (each as defined in the Corporations Act); or

(b)	is deemed to, or is declared to, be unable to pay its debts under applicable Law;

(c)

or in the case of PUL only, the value of its assets is less than its liabilities (taking into account contingent and prospective liabilities but excluding any Finance Debt owed by PUL to any other Obligor provided that such Finance Debt is subordinated at all times to any Permitted Finance Debt to the satisfaction of the Financier); or

(d)	it is in liquidation, in provisional liquidation, under administration or wound up or has had a Controller appointed to its assets; or

(e)	any bankruptcy, reorganization, debt arrangement or other proceedings under any bankruptcy or insolvency law are instituted against it;

(f)

it commences negotiations with one or more of its creditors (excluding the Finance Parties in relation to the Facility) to, or is subject to, any arrangement, assignment, moratorium or composition, protected from creditors under any statute or dissolved (in each case, other than to carry out a reconstruction or amalgamation while solvent on terms approved by the Finance Parties); or

(g)

it consents, acquiesces, takes corporate action, legal proceedings or any other procedure or step is taken (including the making of an application, the presentation of a petition, the filing or service of a notice or the passing of a resolution) in relation to:

	(i)	the appointment of a custodian, trustee or receiver of it or for a substantial part of its property;

	(ii)	any dissolution or liquidation proceedings in relation to it;

(iii)

the suspension of payments, a moratorium of any indebtedness, winding-up, dissolution, striking-off, administration or reorganisation (by way of voluntary arrangement, scheme of arrangement or otherwise) of it;

	(iv)	a composition, compromise, assignment or arrangement with any creditor of it;

	(v)	the appointment of a liquidator, supervisor, receiver, administrative receiver, administrator, compulsory manager, trustee or other similar officer in respect of it or any of its assets; or

	(vi)	enforcement of any Encumbrance over any assets of it; or

(h)

an application or order has been made (and, in the case of an application, it is not stayed, withdrawn or dismissed within 30 days), resolution passed or any other action taken, in each case in connection with that person, in respect of any of (a), (e), (f), (g) or (h) above; or

(i)	it is taken (under section 459F(1) of the Corporations Act or equivalent Law under any jurisdiction) to have failed to comply with a statutory demand; or

(j)

it is the subject of an event described in section 459C(2)(b) or section 585 of the Corporations Act (or it makes a statement from which the Finance Parties reasonably deduce it is so subject) or equivalent Law under any jurisdiction; or

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(k)	it is otherwise unable or admits inability to pay its debts when they fall due; or

(l)	something having a substantially similar effect to (a) to (l) happens in connection with that person under the law of any jurisdiction.

Interest Payment Date means the last day of an Interest Period.

Interest Period means each period selected in accordance with clause 4.2 (“Notification of Interest Periods”).

Interest Period Selection Notice means a notice substantially in the form set out in, and completed in accordance with, Schedule 5 (“Interest Period Selection Notice”).

Interest Rate means, for an Interest Period in respect of a Facility, LIBOR plus the Margin for the Facility.

Investec means IAL, IBP or any Related Entity or Affiliate of either IAL or IBP.

Invoice means each invoice issued by the Borrower, PUL or Strata, as the case may be, to a Purchaser in the form of Schedule 8 (“Invoice”) including standard settlement instructions under which the relevant Purchaser is directed to remit all sale proceeds into the specified Proceeds Account.

Invoice Receipt means the written receipt provided by a Purchaser to the Borrower, PUL or Strata, as the case may be, following the issuing of an Invoice to the Purchaser and payment of the invoiced amount by the Purchaser in respect of the relevant Invoice.

ITE means the independent technical expert which, as at the date of this document, is SRK, or any replacement or supplementary independent technical expert appointed in connection with the Project.

Law means any law, regulations, treaty or official directive.

LIBOR means, for a period:

(a)	the applicable Screen Rate as of 11.00 am (local time) two Banking Days before the first day of that period for the offering of deposits in USD and for a period comparable to that period; or

(b)	as otherwise determined pursuant to clause 5.2 (“Market disruption,

and if, in either case, that rate is less than zero, LIBOR shall be deemed to be zero.

Licence means any licence, permit, entitlement or Authorisation (including to discharge hazardous waste or to develop and use property) issued by any authority or other person which allows activity to be carried out, on or in connection with property.

Life of Mine Plan means the life of mine plan in relation to the Project, approved by the board of directors of the Borrower and in form and substance satisfactory to the Financier (including incorporating any amendments recommended by the ITE appointed by the Finance Parties from time to time), providing a summary of forecast construction and operation of the Project and including the following details and forecasts:

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(a)	capital expenditure schedules and drawdown requirements;

(b)	Uranium or other mineral production;

(c)	terms of any executed sales agreement in relation to Uranium production;

(d)	wellfield restoration schedule and treatment schedule;

(e)	capital, production and operating costs;

(f)	taxation, government charges and administration costs;

(g)	opening tax losses;

(h)	calculation of CFADS and the Financial Undertakings over the life of the mine; and

(i)	Revenue,

in each case for the Project as provided to the Finance Parties before the date of this agreement and as updated and amended from time to time as required under clause 12.7(a) . The Life of Mine Plan is to be divided into monthly periods for the first 24 months and annually each subsequent year of the Project.

Liquidity means the aggregate value of available Unencumbered Cash and any Available Commitment under the Revolving Loan Facility.

Margin means, for an Interest Period in respect of a Facility, the margin set out below.

Facility	Margin % (per annum)
Revolving Loan Advance Facility	3.50
Trade Finance Facility	2.50

Material Adverse Effect means a material adverse effect on:

(a)	the ability of an Obligor to comply with its obligations under the Finance Documents; or

(b)	the rights and remedies of each Finance Party under the Finance Documents; or

(c)	the business, operation, property, condition (financial or otherwise), cashflows or prospects of an Obligor; or

(d)	the effectiveness or priority of any Encumbrance granted by an Obligor in connection with any Finance Document or the value of the property secured by any Finance Document; or

(e)	the validity or enforceability of any Finance Document.

Maturity Date means the 2nd anniversary of the date of this document.

Mines Department means the State of Wyoming, Office of State Lands and Investments.

Mining Act means United States General Mining Laws, WYO. STAT. ANN. §§ 36-6-101 and 36-5-101.

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Mining Information means all exploration and mining information, documents, maps, reports, records, studies and other written data, including all data stored on magnetic tapes, disks or diskettes or any other computer storage media, relating to geological, geochemical, geophysical work, metallurgical, engineering and processing feasibility studies and other operations conducted in connection with the Project.

Monthly Material Balance Notice means a notice from Converdyn to Strata or PUL, under the relevant Uranium Agreement confirming:

(a)	the Converter’s receipt of delivered Product during the month before the notice;

(b)	assay results of delivered Product including agreed specification and weight during the month before the notice;

(c)	the book transfers made on account of Strata or PUL, as applicable, in the Converter’s accounting system during the month before the notice; and

(d)	the end of month quantity of Uranium available to Strata or PUL, as applicable.

Obligor means the Borrower and each Guarantor.

NRC means the United States Nuclear Regulatory Commission.

NRC Licence means the combined source and by-product material licence number SUA-1601 granted by the NRC to Strata in respect of the Project.

Offtake Agreement means:

(a)	the Offtaker 1 Offtake Agreement;

(b)	the Offtaker 2 Agreements; and

(c)	any other offtake agreement entered into between the Borrower, Strata, PUL and/or another Obligor and an Offtake Party for the sale of Product.

Offtake Party means respectively:

(a)	Offtaker 1;

(b)	Offtaker 2; and

(c)	any other offtake counterparty under an Offtake Agreement,

under their respective Offtake Agreement or any other party as agreed between a Finance Party and the Borrower.

Operating Costs means for any applicable period, all costs and expenses incurred and paid (or in respect of a future period, projected in the applicable budget to be payable) by the Borrower and/or its Subsidiaries in the ordinary course of its business in that period, including, without limitation:

(a)	corporate operating costs and expenses including routine maintenance costs and insurance premiums;

(b)	wages and salary;

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(c)	rent and other payments under finance leases, operating leases and hire purchase agreements;

(d)	advisory costs;

(e)	information technology costs; and

(f)	all other costs and expenses which the Borrower and the Financier agree are Operating Costs,

but excluding Project Costs, Debt Service or any distributions.

Peninsula Holdings means Peninsula USA Holdings Inc.

Permit to Mine means the Permit to mine no. PT802 granted in favour of Strata and approved as effective as of 12 November 2012 by WDEQ.

Permits means all material Government Agency approvals, permits, certificates, rights, exemptions and orders from any Government Agency and licences and includes:

(a)	the NRC Licence;

(b)	the Permit to Mine;

(c)	the Deep Disposal Well Permit;

(d)	the Air Quality Permit; and

(e)	any other Permit required from any other Governmental Agency for the running of the Project.

Permitted Disposal means any:

(a)	(stock-in-trade) disposals of stock-in-trade in the ordinary course of ordinary business; or

(b)	(obsolete plant and equipment) disposals of worn out or obsolete plant and equipment no longer required to carry on the Obligor’s business which are made for fair value; or

(c)

(replacement of assets) disposals of plant, equipment and fixed assets but only if the proceeds of disposal are used at or about the same time to acquire replacement plant, equipment or fixed assets of comparable or superior value, type and quality which are to be used for a similar purpose; or

(d)

(Permitted Encumbrances) disposals which are Permitted Encumbrances where the aggregate book value of the assets or the consideration payable for the disposals is less than US$2,500,000 for any 12 month period; or

(e)

(other) excluding any permitted disposals set out in (a) to (d) above, disposals of assets where the aggregate book value of the assets or the consideration payable is less than US$2,500,000 for any 12 month period.

Permitted Encumbrance means:

(a)	(Finance Document) an Encumbrance granted under a Finance Document; or

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(b)	(existing Encumbrances) each Encumbrance existing as at the date of this document and protected by the registrations listed in Schedule 6 (“Permitted Encumbrances”); or

(c)

(Regulatory Encumbrance) an Encumbrance for the benefit of WDEQ, NRC or an Argo Depository Bank relating to cash which has been pledged or deposited in respect of the bonds or guarantees required by WDEQ or NRC in respect of the Project as set out in the BCFM most recently provided to the Finance Parties by the Borrower but only to the extent that such amounts are specified as cash-flow items in the BCFM and in the calculation of CFADS; or

(d)	(supplies of goods or services) any of the following:

(i) (lien) a lien arising by operation of law in the ordinary course of ordinary business and not securing Finance Debt; or

(ii)

(pledge) a pledge created in the ordinary course of ordinary business over the documents for stock-in-trade to secure the purchase price of that stock-in-trade on the supplier’s usual terms (or on terms more favourable to the relevant Obligor or Group member); or

(iii)

(title retention) a right of title retention over goods acquired in the ordinary course of ordinary business on the supplier’s usual terms (or on terms more favourable to the relevant Obligor or Group member); or

(iv)

(hire purchase or conditional sale arrangements) subject to paragraph (e) below, an Encumbrance granted under any hire purchase or conditional sale arrangement or any similar arrangement entered into in the ordinary course of ordinary business in respect of goods supplied to the relevant Obligor or Group member on the supplier’s usual terms (or on terms more favourable to the relevant Obligor or Group member), provided the secured amount is paid when due or is being contested in good faith and any secured amount which remains due after final determination or settlement of the contest is paid promptly; or

(e)

(finance leases) an Encumbrance granted under any finance or capital lease permitted under the definition of Permitted Finance Debt and that each Encumbrance, combined with any Permitted Encumbrance under paragraph (d)(iv) of this definition above, does not at any time in aggregate for the Group secure an amount in excess of US$2,000,000 (or its equivalent) in total; or

(f)

(banking arrangements) a netting or set-off arrangement entered into in the ordinary course of banking arrangements for the purpose of netting or setting off debit and credit balances (but only if the arrangement does not permit credit balances of an Obligor to be netted or set off against debit balances of a Group member which is not an Obligor); or

(g)	(Native title) any agreement between an Obligor and a native title holder of the land in respect to which a Tenement is held; or

(h)	(set-off in ordinary course of ordinary business) a right of set-off (other than in connection with Finance Debt) arising in the ordinary course of ordinary business.

Permitted Finance Debt means any Finance Debt:

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(a)	(Finance Documents) under a Finance Document; or

(b)	(derivative transactions) under any derivative transaction permitted under the Finance Documents; or

(c)

(Regulatory Finance Debt) in respect of bonds or guarantees required by WDEQ or NRC in respect of the Project as set out in the BCFM most recently provided to the Finance Parties by the Borrower but only to the extent that such amounts are specified as cash-flow items in the BCFM and in the calculation of CFADS; or

(d)	(trade creditors) any Finance Debt in the form of trade creditors and accruals in the ordinary course of ordinary business on arm’s length terms; or

(e)

(hire purchase or conditional sale arrangements) subject to paragraph (f) below, hire purchase or conditional sale arrangement or any similar arrangement entered into in the ordinary course of ordinary business in respect of goods supplied to the relevant Obligor or Group member on the supplier’s usual terms (or on terms more favourable to the relevant Obligor or Group member); or

(f)

(finance leases) under finance leases or capital leases entered into in the ordinary course of ordinary business on arm’s length terms as long as the capital value of all assets leased under the outstanding leases does not, combined with any Permitted Finance Debt under paragraph (e) of this definition above, at any time in aggregate for the Group exceed US$2,000,000 (or its equivalent) in total; or

(g)	(consent) any Finance Debt which the Financier has given its prior written consent.

Permitted Financial Accommodation means:

(a)	(Guarantees to Obligors) guarantees granted by an Obligor to another Obligor;

(b)	(Guarantees to non-Obligors) guarantees and indemnities granted by an Obligor in favour of an entity that is not an Obligor provided that:

(i) the guarantee is provided in the ordinary course of business; and

(ii) the principal amount recoverable under the guarantee does not exceed US$500,000 in any one instance and US$1,000,000 in aggregate;

(c)	(loans to Obligors) Finance Debt provided by an Obligor to another Obligor;

(d)

(loans to non-Obligors) Finance Debt provided by an Obligor to an entity that is not an Obligor provided that the Finance Debt does not exceed US$500,000 in any one instance and more than US$1,500,000 in aggregate over any 12 month period.

PM Energy means P.M. Energy Pty Ltd ACN 120 462 919.

PM Prospecting means P.M. Prospecting Pty Ltd ABN 22 116 293 184.

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Potential Event of Default means an event or circumstance described in clause 14.1 (“Events of Default”) which, with the giving of notice, lapse of time or fulfilment of any condition, would be likely to become an Event of Default.

PPSA means the Personal Property Securities Act 2009 (Cth).

Private Mineral Lease means each Project Tenement identified as “Private Mineral Lease” in Part C (Mineral Estates) of Schedule 9.

Private Surface Lease means each Tenement identified as “Private Surface Lease” in Part B (Mortgaged Leases) of Schedule 9.

Proceeds means:

(a)	moneys received from the sale of Product, including moneys received under any Offtake Agreement; and

(b)	without limiting (a), moneys received by the Borrower under or in relation to any Hedge Agreement related to the Product; and

(c)	any liquidated damages or other amounts received by the Borrower under any Project Document; and

(d)	moneys received by the Borrower under any insurance policy relating to the Project (except to the extent required to be paid to third parties); and

(e)	any other money or receipts (whether of capital or income) derived by the Borrower from the Project or any Project Assets (including proceeds of sales of assets) and for any purpose whatsoever.

Proceeds Accountsmeans each of the UK Account and the US Account.

Productmeans all Uranium oxide concentrate derived from the Project.

Product Valuemeans the value, represented in US Dollars, determined by the following formula:

A x B

where:

A is the Converter Weight expressed in pounds; and

B is the lower of:

(i)

the 5-day average Uranium spot price taken from the website of The Ux Consulting Company LLC (or any successor or replacement website or provider) for the period immediately preceding the date of the Product Value; and

(ii)	the average offtake price for the Product under an Offtake Agreement for the following 6 month period.

Projectmeans the Uranium mining activities at the Project Area from time to time.

Project Area means the area located in Crook County, Wyoming, 21.5 miles north of Moorcroft and adjacent to the ranching community of Oshoto, Wyoming, and commonly referred to as the Ross, Kendrick and Barber production units, collectively.

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Project Assets means all the right, title, estate and interest both present and future of the Project, including all right, title, estate and interest in, to, under or derived from:

(a)	the Project Tenements; and

(b)	the Product; and

(c)	the Proceeds; and

(d)

all buildings, improvements, structures, systems, fixtures, plant, machinery, tools and other personal property at any time acquired, leased or held and used or intended for use in connection with or incidental to the mining, extraction or transporting of the applicable Product, and all associated facilities and infrastructure; and

(e)	the Project Area; and

(f)	each Project Document; and

(g)	all Mining Information and other intellectual property forming part of or relating to the Project; and

(h)

any other contract, agreement, permit, lease, licence, consent, which forms part of or relates to the design, construction, development, commissioning, operation or maintenance of the Project, or to the mining, production, transportation, storage, processing or marketing of the Product or for any ancillary purpose.

Project Costs means for any applicable period, all costs and expenses incurred and paid (or in respect of a future period, projected in the Life of Mine Plan and the applicable budget to be payable) by the Borrower and/or its Subsidiaries in the ordinary course of business in relation to the operation and maintenance of the Project in that period, including, without limitation:

(a)	administrative and overhead costs and charges in respect of the operation of the Project by the Group;

(b)	premiums paid with respect to insurance;

(c)

any fees or royalties paid to a government agency in respect of the Project (whether currently payable or levied or imposed after the date of this agreement) or royalties payable under the terms of any agreement in relation to the assets of the Project;

(d)	operating and routine maintenance expenses;

(e)	essential or non-discretionary capital expenditure;

(f)	Taxes, including those paid to a government agency in respect of the Project (whether currently payable or levied or imposed after the date of this agreement) and rates; and

(g)	net payments under foreign exchange and hedging agreements,

but excluding Operating Costs, Debt Service and any amounts payable by way of distributions.

Project Documents means:

(a)	the NRC Licence;

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(b)	the Permit to Mine;

(c)	the Offtake Agreements;

(d)	the Toll Treatment Agreement;

(e)	each Uranium Agreement;

(f)	each Surface Impact and Disturbance Agreement;

(g)	each material agreement, licence or permit in respect of the construction of mining infrastructure in the Project Area;

(h)	any material lease, agreement, document, instrument entered into by an Obligor in connection with the Project;

(i)	any document, lease, agreement or instrument that the Borrower and the Financier agree to be a Project Document; and

(j)	any other instrument collateral or supplemental to or connected with any of the above.

Project Tenements means:

(a)

the Tenements listed in Schedule 9 and Tenements derived from applications listed in Schedule 9, together with any extensions, renewals, consolidations, replacements or amendments to or grants of those Tenements and all rights associated with each of those tenements including the right to treat mineral bearing material located in the Tenements; and

(b)

any mining Tenement issued in renewal or replacement of or issued over any part of the same ground as any of those mining Tenements referred to in paragraph (a) including upon a consolidation or subdivision of any of those mining Tenements, each held under the United States General Mining Laws, WYO. STAT. ANN. §§ 36-6-101 and 36-5-101, the private leases and agreements, fee ownership, and the authorized agency permits as set forth with particularity in Schedule 9.

PUL means Peninsula Uranium Limited (Companies House UK number 09473897).

Purchaser means either:

(a)	an Offtake Party in respect of a sale of Product by the Borrower, PUL or Strata, as the case may be, under an Offtake Agreement; or

(b)	a spot purchaser in respect of the spot sale of Product by the Borrower, PUL or Strata, as the case may be on the spot market for Product.

Quarter means each three month period starting on the day after a Quarter End Date and ending on the next Quarter End Date.

Quarter End Date means each 31 March, 30 June, 30 September and 31 December.

Quotation Day means:

(a)	in relation to any period for which an interest rate is to be determined, two Business Days before the first day of that period; and

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(b)

in relation to any Interest Period the duration of which is selected by the Financier pursuant to Clause 17.1 (“Obligation to pay”), such date as may be determined by the Financier (acting reasonably).

Receiver includes a receiver or receiver and manager.

Reference Banks means the principal London offices of Westpac Banking Corporation, Commonwealth Bank of Australia, National Australia Bank Limited and Australia and New Zealand Banking Group Limited or such other banks as may be selected by the Financier in consultation with the Borrower.

Regulatory Change means any of the following:

(a)	the introduction of any law or regulation; or

(b)	a change in any law or regulation (including a change in its interpretation, application or administration),

in each case applying for the first time after the date of this document. However, it does not include any imposition of, or change in the basis of, a Tax on the overall net income of a Finance Party.

For the purposes of this definition, “regulation” also includes any treaty, official directive, prudential requirement, request, guideline, policy, ruling or determination (whether or not having the force of law) with which responsible financiers comply in carrying on their business. It also includes any capital requirements, leverage ratio, liquidity standards or other standards, rules or requirements under or following any of the following published by the Basel Committee on Banking Supervision (as amended, supplemented or restated):

(i)

“Basel III: A global regulatory framework for more resilient banks and banking systems”, “Basel III: International framework for liquidity risk measurement, standards and monitoring” and “Guidance for national authorities operating the countercyclical capital buffer, published in December 2010;

(ii)	“Globally systematically important banks: assessment methodology and the additional loss absorbency requirement – Rules text”, published in November 2011;

(iii)	any further guidance standards relating to the above or known as Basel III; and

(iv)

any publicly released draft change to, or the introduction of, a regulatory standard to implement any statements of intention or other announcements by the Basel Committee on Banking Supervision as a successor, amendment of or complementary to Basel III.

Related Entity has the meaning it has in the Corporations Act.

Release means any releasing, disposing, discharging, injecting, spilling, leaking, leaching, pumping, dumping, emitting, escaping, emptying, seeping, dispersal, migration, transporting, placing and anything similar to them, including the moving of any materials through, into or upon any land, soil, surface water, groundwater or air, or otherwise entering into the Environment.

Revenue means for any applicable period, all revenues and other amounts in the nature of revenues, received (or in respect of a future period, projected in the Cash Flow Budget to be received) by the Group in that period including:

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(a)	all revenues received in respect of the Project;

(b)	proceeds from business interruption insurance;

(c)	any interest income; and

(d)	net proceeds from the sale or disposal of assets permitted under the Finance Documents,

but excluding any insurance proceeds (other than from business interruption insurance cover) and proceeds of Finance Debt and equity, in each case received in that period.

Review Event means an event or circumstance so described in clause 15.1 (“Review Event”).

Revolving Loan Facility means the revolving cash advance facility described in the Details.

Screen Rate means the London interbank offered rate administered by ICE Benchmark Administration Limited (or any other person which takes over the administration of that rate) for US dollars and for the period displayed (before any correction, recalculation or republication by the administrator) on pages LIBOR01 or LIBOR02 of the Thomson Reuters screen (or any replacement Thomson Reuters page which displays that rate) or on the appropriate page of such other information service which publishes that rate from time to time in place of Thomson Reuters.

If an entity ceases to act in the role of administering or publishing a rate, the Screen Rate means the equivalent rate published by a subsequently appointed administrator of the rate.

If the agreed page is replaced, the service ceases to be available, or the basis on which that rate is calculated or displayed is changed and the Financier in its opinion believes that it ceases to reflect the Financier's cost of funding for that period, the Financier may specify another page or service displaying the appropriate rate after consultation with the Borrower.

Secured Money means all money which:

at any time;

for any reason or circumstance in connection with the Finance Documents (including transactions in connection with them);

whether arising under law or otherwise (including liquidated or unliquidated damages for default or breach of any obligation); and

whether or not of a type within the contemplation of the parties at the date of any Finance Document:

(a)	an Obligor is or may become actually or contingently liable to pay to, or for the account of, a Finance Party; or

(b)	a Finance Party has advanced or paid on an Obligor’s behalf or at an Obligor’s express or implied request; or

(c)

a Finance Party is liable to pay by reason of any act or omission on an Obligor’s part, or that a Finance Party has paid or advanced in protecting or maintaining the Collateral or any security interest in a Finance Document following an act or omission on an Obligor’s part; or

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(d)	an Obligor would have been liable to pay a Finance Party but the amount remains unpaid by reason of the Obligor’s Insolvency.

This definition applies:

(i)	irrespective of the capacity in which an Obligor or a Finance Party became entitled to, or liable in respect of, the amount concerned;

(ii)	whether an Obligor or a Finance Party is liable as principal debtor, as surety, or otherwise;

(iii)	whether an Obligor is liable alone, or together with another person;

(iv)	even if an Obligor owes an amount or obligation to or for the account of a Finance Party because it was assigned to that Finance Party, whether or not:

	(A)	the assignment was before, at the same time as, or after the date of a Finance Document; or

	(B)	the Obligor consented to or was aware of the assignment; or

	(C)	the assigned obligation was secured or guaranteed before the assignment;

(v)	even if a Finance Document was assigned to a Finance Party, whether or not:

	(A)	an Obligor consented to or was aware of the assignment; or

	(B)	any of the Secured Money was previously secured or guaranteed; or

(vi)	if an Obligor is a trustee, whether or not it has a right of indemnity from the trust fund.

Security Document means:

(a)	the Australian Security;

(b)	the US Security;

(c)	the UK Security;

(d)	any other document or Encumbrance collateral to any of them or which secures an Obligor’s obligations under a Finance Document;

(e)	any document which the Borrower and the Financier agree is a Security Document; and

(f)	any document entered into for the purpose of varying, novating, supplementing, extending, replacing or restating any of the above.

Security Shares means each share, stock or other marketable security which forms the collateral of the Share Security.

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Security Trust Deed means the deed dated on or about the date of this document titled “Peninsula Security Trust Deed” between the Security Trustee, the Financier, and the Obligors.

Share Mortgage (UK Shares) means the share mortgage dated on or about the date of this document between the Borrower and the Security Trustee under which the Borrower grants a share mortgage to the Security Trustee over its shareholding in PUL.

Share Security means each of the following:

(a)	Specific Security Agreement (Australian Shares);

(b)	Share Mortgage (UK Shares);

(c)	US Share Pledge.

Special Calculation Date means any date the Financier reasonably nominates to the Borrower as a “Special Calculation Date”.

Specific Security Agreement (Australian Shares) means the specific security agreement dated on or about the date of this document between the Borrower, PM Prospecting and the Security Trustee under which the Borrower grants a mortgage over its shares in PM Prospecting and PM Prospecting grants a mortgage over its shares in PM Energy.

Specified Time means 11.00 am (London time) two Banking Days before the day of the Advance or, if applicable, in the case of an Advance that has already been borrowed, the first day of the relevant Interest Period for that Advance.

SRK means SRK Consulting (Australasia) Pty Ltd.

State Lease means each Project Tenement identified as a “State Lease” in Schedule B (Mortgaged Leases) of the US Mortgage.

Standard Remediation means remediation or rehabilitation work undertaken in connection with the ordinary course of business of the Project.

Strata means Strata Energy, Inc.

Strata Owned Property means each Project Tenement identified as “Strata Owned Property” in Schedule A (Fee Lands) of the US Mortgage.

Subsidiaryof an entity means another entity which:

(a)	is a subsidiary of the first entity within the meaning of the Corporations Act; or

(b)

is part of the consolidated entity constituted by the first entity and the entities it is required to include in the consolidated financial statements it prepares, or would be if the first entity was required to prepare consolidated financial statements.

A trust may be a subsidiary (and an entity may be a subsidiary of a trust) if it would have been a subsidiary under this definition if that trust were a corporation. For these purposes, a unit or other beneficial interest in a trust is to be regarded as a share.

Surface Impact and Disturbance Agreement means each agreement between Strata and the respective lessee of record of each Grazing Lease and Strata as the sub-lessee each as set out below, under which Strata has the right to the use of the surface subject to the relevant Grazing Lease for drilling holes for exploration, development and mining operations or beneficiation of ores:

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Lease No.	Lessee of Record
Lease 1	Grazier 1
Lease 2	Grazier 2
Lease 3	Grazier 3

Tangible Assets means all assets other than goodwill, patents, trade marks, design rights, franchises, future tax benefits, any revaluation increment relating to exploration and evaluation costs carried forward, underwriting and formation expenses and any other items which according to IFRS principles and practices are regarded as intangible assets.

Tangible Net Worth means at any time Total Tangible Assets less Total Liabilities plus if negative or minus if positive the balance standing to the account of the foreign currency translation reserve (as shown in the Accounts) at that time.

Tax Act means the Income Tax Assessment Act 1936 (Cth) or the Income Tax Assessment Act 1997 (Cth), as the context requires.

Tax Consolidated Group means a consolidated group (as defined in the Tax Act).

Taxes means taxes, levies, imposts, charges and duties (including stamp and transaction duties) imposed by any authority together with any related interest, penalties, fines and expenses in connection with them.

Tenements means any tenement including Private Mineral Leases, State Leases, Strata Owned Property, Grazing Lease, Private Surface Lease, unpatented mining claims and Permits.

Title Document means any original, duplicate or counterpart certificate or document of title including any real property certificate of title, certificate of units in a unit trust, share certificate or certificate evidencing an investment instrument or negotiable instrument (in the case of the terms 'certificate', 'investment instrument' or 'negotiable instrument', each within the meaning of the PPSA).

Title Insurance means the title insurance over the Strata Owned Property issued by FATIC in favour of the Security Trustee in accordance with the Title Insurance Commitment.

Title Insurance Commitment means the title insurance commitment of FATIC in respect of each Strata Owned Property.

Toll Treatment Agreement means the agreement titled “Resin Processing Agreement for Uranium Concentrates” dated 11 June 2015 between Strata and Uranium One Americas, Inc.

Total Assets means, for the Group at any time, the total assets of the Group on a consolidated basis as shown in or determined by reference to (as applicable) the most recent Financial Reports or management accounts (as applicable) for the Group given to the Finance Parties.

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Total Liabilities means at any time the total amount shown in the Financial Reports or management accounts (as applicable) of all external liabilities of the Group plus any contingent liabilities of the Group in respect of money borrowed or raised by any person after the date of this agreement, adjusted as necessary (without limitation or duplication) by:

(a)	deducting any provision for deferred income tax appearing as a liability in the Financial Reports or management accounts (as applicable);

(b)	eliminating all inter-company balances between any members of the Group;

(c)	adding the undrawn portion of the Commitments; and

(d)

making any further adjustments which in the opinion of the Borrower's auditors are appropriate to make a proper determination of the Total Liabilities of the Group on a consolidated basis in accordance with the Corporations Act and, to the extent not inconsistent, generally accepted Australian accounting principles and practices.

Total Tangible Assets means at any time the total of the book values of all Tangible Assets of the Group shown in the Financial Reports or management accounts (as applicable) adjusted as necessary (without limitation or duplication) by:

(a)

deducting the amount shown in the Financial Reports or management accounts (as applicable) of any provisions for depreciation and for bad and doubtful debts appearing in the books of the Borrower or any of its Subsidiaries;

(b)

deducting any amount by which the book value of any asset (other than for exploration and evaluation costs) is written up after the date of this agreement in excess of its cost, except where it has been written up in accordance with a valuation by a qualified independent valuer (being a valuer who is a member of the Australian Institute of Valuers or a valuer approved by the Financier);

(c)	eliminating all inter-company balances between any members of the Group and eliminating asset revaluations and future income tax benefits; and

(d)

making any further adjustments which in the opinion of the Borrower's auditors are appropriate to make a proper determination of the Total Tangible Assets of the Group on a consolidated basis in accordance with the Corporations Act and, to the extent not inconsistent, generally accepted Australian accounting principles and practices.

Trade Finance Facility means the trade finance facility described in the Details.

Transaction Documents means each Finance Document and each Project Document.

UK Account means the account in the name of PUL as set out in the UK Debenture.

UK Account Bank means Investec Bank plc..

UK Account Bank Agreement means the agreement relating to the operation of the UK Account dated on or about the date of this document between PUL, the Security Trustee and the UK Account Bank.

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UK Debenture means the fixed and floating all assets charge dated on or about the date of this document between PUL and the Security Trustee.

UK Guarantor means PUL.

UK Security means:

(a)	the UK Account Bank Agreement;

(b)	the UK Debenture; and

(c)	the Share Mortgage (UK Shares).

Unencumbered Cash means any amount of cash held on deposit in the name of the Borrower which is free from Encumbrance.

Uranium means the oxide with the chemical formula U3O8.

Uranium Agreement means each of the following agreements:

(a)	the Uranium supplier’s agreement entered into, or to be entered into, as the case may be, between Strata and Converdyn; and

(b)	the Uranium owner’s agreement entered into, or to be entered into, as the case may be, between PUL and Converdyn.

US Account means the account in the name of Strata as set out in the US Deposit Account Control Agreement.

US Account Bank means a US domiciled bank approved by the Financier.

US Deposit Account Control Agreement means the deed dated after the date of this document between Strata, the Security Trustee and the US Account Bank.

US Dollar means the lawful currency for the time being of the United States of America.

US Environmental Indemnity Agreement means the document titled “Environmental Indemnity Agreement” dated on or about the date of this document between the Borrower, PM Prospecting, PM Energy and Peninsula Holdings.

US Guarantors means:

(a)	Peninsula Holdings; and

(b)	Strata.

US Mortgage means the document titled “Mortgage, Assignment of Lease and Rents, Security Agreement and Fixture Filing” dated on or about the date of this document between Strata and the Security Trustee.

US Share Pledge Agreement means the pledge agreement dated on or about the date of this document between PM Energy, Peninsula Holdings and the Security Trustee under which:

(a)	PM Energy grants to the Security Trustee a pledge over its shares in Peninsula Holdings; and

(b)	Peninsula Holdings grants to the Security Trustee a pledge over its shares in Strata.

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US Security means:

(a)	the US Deposit Account Control Agreement;

(b)	the US Security Agreement;

(c)	the US Share Pledge Agreement;

(d)	the US Environmental Indemnity Agreement; and

(e)	the US Mortgage.

US Security Agreement means the document titled “Security Agreement” dated on or about the date of this document between Strata and the Security Trustee.

US Tax Obligor means:

(a)	the Borrower which is resident for tax purposes in the United States of America; or

(b)	an Obligor some or all of whose payments under the Finance Documents are from sources within the United States of America for United States of America federal income tax purposes.

Utilisation means financial accommodation provided under a Facility.

Utilisation Date means the date on which financial accommodation is or is to be provided under a Facility under this document.

Utilisation Notice means a notice in the form set out in, and completed in accordance with, Schedule 4 (“Utilisation Notice”).

WDEQ means the Wyoming Department of Environmental Quality.

1.2	General interpretation

Headings are for convenience only and do not affect interpretation. Unless the contrary intention appears, in a Finance Document, the following applies:

(a)	the singular includes the plural and vice versa;

(b)	a reference to a document or an agreement (including this document) includes the document or agreement as varied, novated, supplemented, extended, replaced or restated;

(c)	the meaning of general words is not limited by specific examples introduced by “including”, “for example” or “such as” or similar expressions;

(d)	a reference to a particular person includes the person’s executors, administrators, successors, permitted substitutes (including persons taking by novation) and permitted assigns;

(e)	the word “person” includes an individual, a body corporate, a partnership, a joint venture, an unincorporated association and an authority or any other entity or organisation;

(f)	a reference to a time of day is a reference to Sydney Australia time;

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(g)	a reference to dollars, US Dollars, $, US$ or USD is a reference to the currency of the United States of America;

(h)	a reference to Australian dollars, A$ or AUD is a reference to the currency of the Australia;

(i)	a reference to the word “law” includes common law, principles of equity and legislation (including regulations);

(j)	a reference to any legislation includes regulations under it and any consolidations, amendments, re-enactments or replacements of any of them;

(k)	a reference to the word “regulations” includes instruments of a legislative character under legislation (such as regulations, rules, by-laws, ordinances and proclamations);

(l)	an agreement, representation or warranty in favour of 2 or more persons is for the benefit of them jointly and each of them individually;

(m)	a reference to a group of persons is a reference to any 2 or more of them jointly and to each of them individually;

(n)	a reference to any thing (including an amount) is a reference to the whole and each part of it;

(o)	a reference to accounting standards is a reference to accounting standards, principles and practices generally accepted in the relevant place, consistently applied;

(p)	a reference to an accounting term in an accounting context is a reference to that term as it is used in relevant accounting standards.

1.3	Finance related interpretation

Unless the contrary intention appears, in a Finance Document, the following applies:

(a)

a reference to “property” or “asset” includes any present or future, real or personal, tangible or intangible property, asset or undertaking and any right, interest or benefit under or arising from it;

(b)	an Event of Default, Potential Event of Default or Review Event is “continuing” if it has occurred and has not been waived in writing by, or remedied to the satisfaction of, the Finance Parties;

(c)

a reference to a “derivative transaction” includes any swap, forward agreement, option or other transaction the value of which depends on, or is derived from, the value of assets, liabilities, indices, rates, commodities or other variables, any combination of those transactions or any other similar arrangements;

(d)	a reference to “know your customer checks” means any “know your customer” obligations or other identification check or procedures necessary in order to comply with any law.

1.4	Obligors’ rights and obligations individual

The rights and obligations of the Obligors under this document (other than under the Guarantee) are individual.

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1.5	Security Trustee’s limitation of liability

(a)	The Parties acknowledge that the Security Trustee enters into this document in its capacity as security trustee under the Security Trust Deed, and in no other capacity.

(b)	The Security Trustee’s liability under this document is limited in the manner set out in clause 6.1 of the Security Trust Deed.

Part 2 The Facilities

2	Facilities

2.1	Financier to provide financial accommodation

The Financier agrees to provide any financial accommodation requested by the Borrower under a Facility in accordance with this document.

2.2	Purpose

The Borrower agrees to use:

(a) the Revolving Loan Facility for general corporate and working capital purposes only; and

(b) the Trade Finance Facility:

(i) for general corporate and working capital purposes; and

(ii) as prepayment for the sale of Product to a Purchaser

3	Using the Facilities

3.1	Requesting a Utilisation

The Borrower need not use any Facility.

If the Borrower requires a Utilisation, it agrees to give a Utilisation Notice to the Financier by 11.00 am on the third Business Day before the day it requires the Utilisation (or any later time agreed by the Financier).

A Utilisation Notice is effective when the Financier actually receives it in legible form. An effective Utilisation Notice is irrevocable.

3.2	Conditions to first Utilisation

The Financier need not provide the first Utilisation until the Finance Parties have received (or waived) every item listed in Schedule 2 (“Conditions to first Utilisation”) in form and substance satisfactory to the Finance Parties. Any item required to be certified must be certified by a secretary or a director of the entity providing it as being true and complete. The Financier agrees to notify the Borrower as soon as practicable after the Finance Parties receive the final item in form and substance satisfactory to it.

Each condition under this clause is for the sole benefit of the Finance Parties and may only be waived by the Finance Parties.

3.3	Conditions to all Utilisations

The Financier need not provide any requested Utilisation unless:

(a) it is to be provided during the Availability Period for the Facility; and

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(b)	the Available Commitment for the Facility would not be exceeded as a result of providing the Utilisation; and

(c)	in respect of the Trade Finance Facility:

(i) the amount of the proposed Utilisation is equal to or less than the Available Amount for that Utilisation; and

(ii) the Utilisation Notice attaches the Converter Receipt, Invoice and Invoice Receipt in respect the proposed Utilisation;

(d)

in respect of the Revolving Loan Facility only, the amount of a proposed Utilisation must be US$500,000 or a whole multiple of US$250,000, or if less, the Available Commitment for the Revolving Loan Facility;

(e)	the Financier has received an effective Utilisation Notice in respect of it; and

(f)

the representations and warranties in clause 11 (“Representations and warranties”) and in the Utilisation Notice and the statements in the Utilisation Notice are correct and not misleading at the date of the Utilisation Notice and at the Utilisation Date by reference to the then current circumstances; and

(g)	no Event of Default, Potential Event of Default or Review Event is continuing on the date of the Utilisation Notice and on the Utilisation Date, or would result from the Utilisation being provided.

Each condition under this clause is for the sole benefit of the Finance Parties and may only be waived by the Finance Parties.

3.4	Debt Sizing of Utilisations under the Trade Finance Facility

The Available Amount for any Utilisation under the Trade Finance Facility is an amount equal to the lesser of A and B, where:

A is the Available Commitment of the Trade Finance Facility; and

B is the amount determined in accordance with the following formula:

B = 0.9 x Reference Product Value

where:

Reference Product Value is the Product Value in respect of the Converter Weight set out in the relevant Converter Receipt in respect of which the Borrower proposes to utilise the Trade Finance Facility as attached to the applicable Utilisation Notice.

Part 3 Facilities

4	Interest

4.1	Interest charges

The Borrower agrees to pay interest to the Financier on each Advance made to it at the Interest Rate for the applicable Interest Period for the relevant Facility.

Interest:

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(a)	accrues daily from (and including) the first day of an Interest Period to (but excluding) the last day of the Interest Period; and

(b)	is payable on each Interest Payment Date; and

(c)	is calculated on actual days elapsed using a year of 360 days.

4.2	Notification of Interest Periods

(a)	An Interest Period for an Advance under the Revolving Loan Facility, is:

	(i)	for the first Interest Period, the period specified in the Utilisation Notice; and

(ii)

for each subsequent Interest Period, the period specified in an Interest Period Selection Notice given by the Borrower to the Financier by 11 am on the third Business Day before the last day of the current Interest Period. An Interest Period Selection Notice is effective when the Financier receives it in legible form. An effective Interest Period Selection Notice is irrevocable.

The specified period must be 30, 60 or 90 days (or any other period agreed by the Financier).

If the Borrower does not give the Financier an Interest Period Selection Notice by the required time, the subsequent Interest Period is the same length as the preceding Interest Period (or it is the period until the Maturity Date, if that is shorter than the preceding Interest Period).

4.3	When Interest Periods begin and end

An Interest Period for an Advance begins:

(a)	for the first Interest Period, on its Utilisation Date; and

(b)	in respect of the Revolving Loan Facility only, for each subsequent Interest Period, on the day when the preceding Interest Period for the Advance ends.

An Interest Period which would otherwise end on a day which is not a Business Day ends on the next Business Day (unless that day falls in the following month, in which case the Interest Period ends on the previous Business Day). However, an Interest Period which would otherwise end after the Maturity Date ends on the Maturity Date.

4.4	Consolidation of Advances

If 2 or more Interest Periods:

(a)	end on the same date; and

(b)	relate to Advances made under the Revolving Loan Facility,

the Borrower may request in the Interest Period Selection Notice for the next Interest Period that those Advances be consolidated into, and treated as, a single Advance on the last day of the Interest Period. On and from the last day of that Interest Period the relevant Advances will be treated as a single Advance.

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5	Changes to the calculation of interest

5.1	Absence of quotations

Subject to clause 5.2 (“Market disruption”), if LIBOR is to be determined by reference to the Reference Banks, but a Reference Bank does not supply a quotation by the Specified Time on the Quotation Day, LIBOR is to be determined on the basis of the quotations of the remaining Reference Banks.

5.2	Market disruption

(a)

If a Market Disruption Event occurs in relation to an Advance for any Interest Period, then the rate of interest of that Advance for the Interest Period shall be the rate per annum which is the sum of:

(i) the applicable Margin; and

(ii)

the rate expressed as a percentage rate per annum that reflects the Financier’s cost of funding that Utilisation from whatever sources it may reasonably select including, at the Financier’s discretion, by reference the Screen Rate for LIBOR available prior to the Market Disruption Event for a period equal in length to the Interest Period of that Advance.

	(b)	In this document Market Disruption Event means:

(i)

at or about noon on the day for determining the Interest Rate for the relevant Interest Period pages LIBOR01 or LIBOR02 of the Thomson Reuters screen (or any replacement Thomson Reuters page which displays that rate) or on the appropriate page of such other information service which publishes that rate from time to time in place of Thomson Reuters is not available or the rate displayed on the available page is zero or negative and none or only one of the Reference Banks supplies a rate to the Financier to determine LIBOR for United States Dollars for the relevant Interest Period; or

(ii)

before noon on the Business Day immediately following the day for determining the Interest Rate for the relevant Interest Period, the Financier becomes aware that the cost to it of obtaining matching deposits in the London interbank market would be in excess of LIBOR or that it is unable to obtain matching deposits in the London interbank market.

5.3	Alternative basis of interest or funding

(a)

If a Market Disruption Event occurs and the Financier or the Borrower so requires, the Financier and the Borrower shall enter into negotiations (for a period of not more than thirty days) with a view to agreeing a substitute basis for determining the rate of interest.

	(b)	Any alternative basis agreed pursuant to paragraph (a) above shall be binding on all parties to this document.

(c)

For the avoidance of doubt, in the event that no substitute basis is agreed at the end of the thirty day period, the rate of interest shall continue to be determined in accordance with the terms of this document.

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Part 4 Repaying, prepaying and cancelling

6	Repaying, prepaying and cancelling

6.1	Repayment

The Borrower agrees to repay the total Advances made to it under each Facility on the Maturity Date.

6.2	Mandatory repayments

(a)

Subject to the operation of clause 13.3 (“Withdrawals from Proceeds Account”), any amounts credited to the Proceeds Account in respect of Product that is sold by the Borrower, PUL or Strata will be applied as a mandatory repayment under the Trade Finance Facility in the following manner:

		(i)	in order of repayment of Advances under the Trade Finance Facility from oldest to newest Advance;

(ii)

repayment of an Advance under the Trade Finance Facility will be determined by reference to Converter Weight funded under that Advance compared to the weight, in pounds, of Product sold. The repayment obligation is illustrated through the following worked example:

			(A)	Advance made on 30 June 2016 under the Trade Finance Facility (Advance (1)) was made in respect of a Converter Weight of 90,000 lbs;

			(B)	Advance made on 31 July 2016 under the Trade Finance Facility (Advance (2)) has been made in respect of a Converter Weight of 50,000 lbs;

			(C)	Advance (1) and (2) total 140,000 lbs of pre-funded Product sales;

			(D)	proceeds from sale of Product deposited into the Proceeds Account is in respect of the sale of 100,000 lbs of Product on 1 November 2016;

			(E)	Advance (1) principal outstanding and any accrued and unpaid interest is mandatorily repaid in full;

(F)

Advance (2) principal outstanding and any accrued and unpaid interest is mandatorily repaid to 20%. This is calculated on the basis that Advance (1) accounted for 90,000 lbs of the 100,000 lbs of sold Product, the remaining 10,000 lbs of sold Product is equal to 10,000/50,000 (20%) of the pre-funded amount based on Converter Weight for Advance (2).

(iii)

repayment in accordance with clause 6.2(a)(ii) must be made as soon as practicable after the proceeds of the sale of Product is credited to the Proceeds Account but no later than 5 Business Days following receipt of those funds into the Proceeds Account.

	(b)	The Borrower agrees and agrees to procure any relevant Group member, apply the net proceeds of any Permitted Disposal to mandatorily repay Advances outstanding under the Facilities.

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6.3	Voluntary prepayment

The Borrower may prepay all or part of a Utilisation as follows:

(a)

if the Borrower is prepaying an Advance made to it under a Facility, the prepayment amount must be at least US$250,000 and a whole multiple of US$250,000 (unless the outstanding principal amount of the Advance is less than US$250,000); and

(b) at the same time as the Borrower prepays the Utilisation, the Borrower must also pay all accrued but unpaid interest and fees in connection with the Utilisation; and

(c)

the Borrower must notify the proposed prepayment (and the Utilisation to which the prepayment relates) to the Financier by 11.00 am on the third Business Day before the prepayment (or any lesser period agreed by the Financier). Once given, the notice is irrevocable and the Borrower is obliged to prepay in accordance with the notice.

6.4	Prepayment and break costs

If the Borrower prepays an Advance under a Facility on the last day of the Interest Period for the Advance, no break costs are payable. However, if the Borrower prepays on any other day, it may be liable for break costs - see clauses 16.2 (“Indemnity”) and 16.3 (“Break costs”).

6.5	Revolving facilities

The Borrower may redraw an amount prepaid under:

(a) the Revolving Loan Facility, up to the Available Commitment; and

(b) the Trade Finance Facility, up to the Available Amount.

6.6	Voluntary cancellation

The Borrower may cancel all or part of the Available Commitment for a Facility by notifying the Financier on or before the third Business Day before the cancellation is to take effect. A partial cancellation must be at least US$250,000 and a whole multiple of US$250,000 (or an amount equal to the Available Commitment for the Facility). Once given, the notice is irrevocable.

6.7	Automatic cancellation at end of Availability Period

At 5.00 pm on the last day of the Availability Period of a Facility, the Available Commitment for the Facility is cancelled automatically.

Part 5 Standard terms - all Facilities

7	Payments

7.1	Manner of payment

Each Obligor agrees to make payments (including by way of reimbursement) under this document:

(a)

on the due date (or, if that is not a Business Day, on the next Business Day unless that day falls in the following month or after the applicable Maturity Date, in which case, on the previous Business Day);and

(b) not later than 10.00 am in the place for payment; and

(c) in US dollars in immediately available funds; and

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	(d)	in full without set-off or counterclaim, and without any deduction or withholding in respect of Taxes unless prohibited by law; and

	(e)	to the Financier by payment into the account nominated by the Financier, or by payment as the Financier otherwise directs.

7.2	Currency indemnity

Each Obligor waives any right it has in any jurisdiction to pay an amount other than in US Dollars. However, if a Finance Party receives an amount in a currency other than US Dollars:

(a)

the Finance Party may convert the amount received into US Dollars on the day and at such rates (including spot rate, same day value rate or value tomorrow rate) as it reasonably considers appropriate. It may deduct its usual Costs in connection with the conversion; and

	(b)	the Obligor satisfies its obligation to pay in US Dollars only to the extent of the amount of US Dollars obtained from the conversion after deducting the Costs of the conversion.

If a judgment, order or proof of debt for an amount in connection with a Finance Document is expressed in a currency other than US Dollars, to the extent that the rate exchange to convert into US Dollars used for the purpose of the judgment, order or acceptance of proof of debt is less than the rate of exchange used by the Finance Party under this clause, then each Obligor agrees to indemnify the Finance Party for that difference.

Each Obligor agrees to pay amounts due under this indemnity on demand from the Finance Party.

7.3	GST

	(a)	Unless expressly stated otherwise in a Finance Document, all amounts payable or consideration to be provided under a Finance Document are exclusive of GST.

(b)

If GST is payable on any supply made under a Finance Document, for which the consideration is not expressly stated to include GST, the recipient agrees to pay to the supplier an additional amount equal to the GST at the same time that the consideration for the supply, or the first part of the consideration for the supply (as the case may be), is to be provided. However:

(i) the recipient need not pay the additional amount until the supplier gives the recipient a tax invoice or an adjustment note; and

(ii)

if an adjustment event arises in respect of the supply, the additional amount will must be adjusted to reflect the adjustment event and the recipient or the supplier (as the case may be) must make any payments necessary to reflect the adjustment; and

(iii) this clause 7.3 does not apply to the extent that the GST on the supply is payable by the recipient under Division 84 of the GST Act.

(c)

If a party is required under a Finance Document to indemnify another party or pay or reimburse Costs of another party, the party agrees to pay the relevant amount less any input tax credits to which the other party (or to which the representative member for a GST group of which the other party is a member) is entitled.

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(d)	A term which has a defined meaning in the GST Law has the same meaning used in this clause 7.3. GST Law has the same meaning it has in the A New Tax System (Goods and Services Tax) Act 1999 (Cth).

8	Fees

8.1	Establishment fee

The Borrower agrees to pay an establishment fee for each Facility as set out below on the date of this document:

Facility name	Establishment fee
Revolving Loan	1.5% of the Commitment
Trade Finance Facility	1.5% of the Commitment

8.2	Line fee

During the Availability Period for each Facility, the Borrower agrees to pay a line fee for each Facility as set out below:

Facility name	Line fee
Trade Finance Advance Facility	2% per annum of the Commitment
Trade Finance Facility	2% per annum of the Commitment

The line fee is payable on each Quarter End Date in arrears after the date of this document and on the last day of the Availability Period for the relevant Facility.

If the Borrower cancels any of the Available Commitment for a Facility, it agrees to pay the line fee in respect of the cancelled amount up to and including the cancellation date.

The line fee accrues daily, from the date of this document, and is calculated on actual days elapsed using a year of 360 days (as determined by reference to usual market practice for the relevant currency).

9	Withholding tax

9.1	Tax deduction and gross up of payments by Obligor

If an Obligor is required by law to deduct or withhold an amount in respect of Taxes from a payment by an Obligor to a Finance Party under any Finance Document, then:

(a)

the Obligor agrees to deduct or withhold the amount (and any further amounts it is required to deduct or withhold from any additional amount due under clause 9.1(b)) and pay that amount to the relevant authority in accordance with applicable law and give the original receipts to the Finance Party; and

(b)

if the amount deducted or withheld is in respect of Indemnified Taxes, the Obligor agrees to pay an additional amount so that, after making the deduction or withholding and further deductions or withholdings applicable to additional amounts payable under this clause, the Finance Party receives (at the time the payment is due) the amount it would have received if no deductions or withholdings had been required.

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9.2	FATCA deduction and gross up by Obligor

	(a)	If an Obligor is required by FATCA to deduct or withhold an amount from a payment by an Obligor to a Finance Party under any Finance Document, then the Obligor agrees to:

(i)

deduct or withhold the amount (and any further amounts it is required to deduct or withhold from any additional amount due under clause 9.2(a)(ii)) and pay that amount to the relevant authority in accordance with applicable law and give the original receipts to the Finance Party; and

(ii)

pay an additional amount so that, after making the deduction or withholding and further deductions or withholdings applicable to additional amounts payable under this clause, the Finance Party receives (at the time the payment is due) the amount it would have received if no deductions or withholdings had been required.

The Borrower agrees to notify the Finance Party promptly after it becomes aware that an Obligor must make such a deduction or withholding (or that there is any change in the rate or the basis of the deduction or withholding). The Finance Parties agree to notify the Borrower and that Obligor if it becomes aware that such a payment is payable to a Finance Party.

(b)	The Financier represents and warrants to the Obligors that it is a United Kingdom Financial Institution as defined under the IGA.

9.3	FATCA deduction by the Finance Party

(a)

If a Finance Party is required by FATCA to deduct or withhold an amount from a payment under any Finance Document, it may make the deduction or withholding and any payment required in connection with that deduction or withholding. A Finance Party is not required to increase any payment in respect of which it makes such deduction or withholding or otherwise compensate the recipient of the payment for that deduction or withholding. If a Finance Party becomes aware that it must make such a deduction or withholding in respect of a payment to another party (or that there is any change in the rate or the basis of such a deduction or withholding) agrees to notify that party and the Borrower.

(b)

The Borrower indemnifies the Finance Parties against, and agrees to reimburse and compensate the Finance Party for, any liability or loss arising from, and any Costs incurred which the Finance Party reasonably considers that it is or will be required to pay, deduct or withhold in connection with/as a result of the Finance Party making a deduction or withholding required by FATCA in respect of a payment due to it under a Finance Document. The Borrower agrees to pay amounts due under this indemnity on demand from the Finance Party.

(c)

If the Finance Party makes, or intends to make, a claim under clause 9.3(b), it agrees to promptly notify the Borrower of the deduction or withholding under clause 9.3(b) which will give, or has given, rise to the claim.

9.4	FATCA information

(a) If another party reasonably asks, each party agrees to do the following within 10 Business Days:

(i) confirm whether or not it is a FATCA Exempt Party; and

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(ii)

give all documents and other information relating to its status under FATCA (including its applicable “passthru payment percentage” or other information required under the United States of America Treasury Regulations or other official guidance including intergovernmental agreements) the other party reasonably requests for the purposes of the other party's compliance with FATCA.

(b)

If a party confirms to another party under clause 9.4(a)(i) that it is a FATCA Exempt Party and it later becomes aware that it is not, or has ceased to be a FATCA Exempt Party, that party agrees to notify the other party promptly.

	(c)	Despite clause 9.4(a), the Financier need not do anything which the it reasonably considers would or may constitute a breach of any law, any fiduciary duty or a duty of confidentiality.

(d)

If a party fails to confirm its status or to supply documents or other information requested under clause 9.4(a) (including where clause 9.4(c) applies), then until the party provides the confirmation or documents or other information:

		(i)	if the party failed to confirm whether it is (and/or remains) a FATCA Exempt Party, the party is taken not to be a FATCA Exempt Party for the purposes of the Finance Documents; and

(ii)

if the party failed to confirm its applicable “passthru payment percentage”, the party’s applicable “passthru payment percentage” is taken to be 100% for the purposes of the Finance Documents (and payments made under them).

9.5	Tax indemnity

The Borrower indemnifies each Finance Party against, and agrees to reimburse and compensate the Finance Party for, any liability or loss arising from, and any Costs incurred in connection with, Indemnified Taxes that the Finance Party reasonably considers that the Finance Party is required to pay, deduct or withhold in connection with a Finance Document or a payment, receipt or any other transaction contemplated by any Finance Document.

The Borrower agrees to pay amounts due under this indemnity on demand from the Finance Party.

9.6	Exclusions for FATCA

No amount is payable to a Finance Party under clause 9.5 (“Tax indemnity”) to the extent the relevant liability, loss or Cost:

	(a)	is compensated for by a payment under clause 9.2 (“FATCA deduction and gross up by Obligor”) or; or

	(b)	is compensated for by a payment under clause 9.3(b).

9.7	Tax credit

This clause 9.7 applies if:

	(a)	an Obligor complies with clause 9.1 (“Tax deduction and gross up of payments by Obligor ”); or

	(b)	an Obligor makes a FATCA Payment; or

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(c)	the Borrower indemnifies the Finance Parties under clause 9.5 (“Tax indemnity”),

and, as a result, the Finance Party receives a tax credit, tax rebate or similar benefit for any Tax payable by it that in the Finance Party’s opinion is referable to the amount deducted or withheld and paid to the relevant authority or to the indemnity amount paid to the Finance Party.

In that case, the Finance Party agrees to reimburse to the Obligor an amount equal to the amount that the Finance Party considers to be the proportion of the credit, rebate or benefit as will leave the Finance Party (after the reimbursement) in no worse position than it would have been if the circumstances had been that no deduction or withholding was required under clauses 9.1 (“Tax deduction and gross up of payments by Obligor ”) or no FATCA Payment had been required to be made by the Obligor or no indemnity amount was payable under clause 9.5 (“Tax indemnity”). However, the Finance Party need pay only to the extent it can do so in its opinion without prejudicing the retention of the amount of the credit, rebate or other benefit. In complying with this clause, the Finance Party need not disclose to the Obligor information about their tax affairs or order them in a particular way.

9.8	Payments, minimisation and other remedies

	(a)	The Borrower may refuse a demand for payment under this clause 9 to the extent that the relevant consequences could have been avoided if the Finance Party had not failed to comply with clause 10.3(b).

	(b)	If a payment is required under this clause 9, the parties may have other rights and obligations under clause 10.3(b).

10	Increased costs and illegality

10.1	Increased costs

	(a)	(Claims for compensation) If a Finance Party determines that a Regulatory Change, is likely to, directly or indirectly (“Increased Costs”):

		(i)	increases the cost of a Facility to the Finance Party or any of its Related Entities; or

		(ii)	reduces any amount received or receivable by, or the effective return to, the Finance Party or any of its Related Entities, in connection with a Facility; or

		(iii)	reduces the return on capital allocated to a Facility, or the overall return on capital of the Finance Party, or any of its Related Entities,

then the Finance Party agrees to give notice to the Borrower of such Increased Costs. The Borrower agrees to pay, following receipt of notice of Increased Costs, from the Finance Party any amount which the Finance Party certifies is necessary to compensate the Finance Party or any of its Related Entities.

(b)	(Amounts that cannot be claimed) This clause 10.1 does not apply to the extent that the relevant cost or reduction:

	(i)	is a deduction, withholding, liability, loss or a Cost described in clause 9 (“Withholding tax”);

	(ii)	relates to a FATCA Deduction required to be made by an Obligor or a Finance Party;

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	(iii)	compensated for by clause 9.3(b).

10.2	Illegality or impossibility

If a Finance Party determines that a Regulatory Change makes it (or will make it) illegal or impossible in practice for the Finance Party to provide, or continue to provide, financial accommodation under the Finance Documents, the Finance Party must notify the Borrower in writing (“Illegality Notice”). After providing an Illegality Notice to the Borrower the Finance Party may, by further notice in writing to the Borrower:

(a)	suspend or cancel all or some of the Commitments as specified in the notice; and

(b)

require the Borrower to prepay all or part of any Utilisation affected by the illegality or impossibility (together with any accrued but unpaid interest and fees in connection with the Utilisation) as specified in the notice.

If the Borrower is required to make a prepayment under this clause, the Borrower agrees to prepay the amount specified within 30 Business Days after the Borrower receives the notice (or, if earlier, on the date the illegality or impossibility arises).

The suspension or cancellation must apply only to the extent necessary to avoid the illegality or impossibility and in the case of a suspension, may continue only as long as the illegality or impossibility continues.

10.3	Payments, minimisation and other remedies

(a)

(Borrower cannot refuse to pay) The Borrower may not refuse a demand for payment under this clause 10 to the extent that the relevant consequences could have been avoided, unless the Finance Party failed to comply with paragraph (b) below.

(b)

(Finance Party must try to minimise) The Finance Party agrees to take all reasonable steps to mitigate any circumstances which arise and which result in or would result in any amount becoming payable by an Obligor or the Borrower, or any Commitment being cancelled, under clause 9 (“Withholding tax”) or this clause 10 (including making the relevant financial accommodation available by some alternative means such as changing its lending office or making the financial accommodation available through a Related Entity). The Finance Party agrees to do this in consultation with the Borrower and the Borrower agrees to pay on demand the Finance Party’s Costs of taking any steps under this clause.

11	Representations and warranties

11.1	General representations and warranties

Each Obligor represents and warrants (except in relation to matters disclosed to the Finance Parties and accepted by the Finance Parties in writing) that:

(a)

(status) it and each of its Subsidiaries is a limited liability company, has been incorporated or formed in accordance with the laws of its place of incorporation or formation, is validly existing under those laws, has the power to sue and be sued in its own name and has power and authority to own its assets and carry on its business as it is now being conducted; and

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(b)

(good standing) it is qualified to do business and, where relevant, is in good standing in every jurisdiction, including its jurisdiction of incorporation, where its assets are located and wherever it is necessary to carry out its business and operations; and

(c)	(FATCA status) other than in relation to Strata and Peninsula Holdings, it is not a FATCA FFI or a US Tax Obligor; and

(d)

(power) It has power to enter into the Transaction Documents to which it is a party, to comply with its obligations under them and exercise its rights under them and has taken all necessary action to authorise its entry into and performance of those documents and the transactions contemplated by those documents; and

(e)	(no contravention) the entry by it into, its compliance with its obligations and the exercise of its rights under, the Transaction Documents to which it is a party do not and will not conflict with:

	(i)	its constituent documents or cause a limitation on its powers or the powers of its directors to be exceeded; or

	(ii)	any law binding on or applicable to it or its assets; or

(iii)

any document or agreement binding on or applicable to it or its assets or constitute a review event, event of default, termination, cash cover requirement, prepayment or similar event (each however described) under any such document or agreement where this has had or is likely to have a Material Adverse Effect; and

(f)	(authorisations) it has in full force and effect each Authorisation necessary for it to:

	(i)	enter into the Transaction Documents to which it is a party, to comply with its obligations and exercise its rights under them, and to allow them to be enforced; and

	(ii)	carry on any business it conducts to the extent that failure to obtain, comply with or maintain that Authorisation would be likely to have, a Material Adverse Effect; and

(g)	(Validity of obligations and ranking)

(i)

its obligations under each Transaction Document to which it is a party are valid and binding and are enforceable against it in accordance with its terms subject to any stamping and registration requirements, applicable equitable principles and laws generally affecting creditors’ rights; and

	(ii)	it benefits by entering into the Transaction Documents to which it is a party; and

	(iii)	the Collateral is not subject to any other Encumbrance, other than any Permitted Encumbrance; and

(iv)

its payment obligations under the Transaction Documents rank at least equally with the claims of all its other unsecured and unsubordinated creditors (other than obligations mandatorily preferred by law applying to debtors generally); and

(h)	(no Event of Default or default)

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(i) no Event of Default is continuing or would result from the Utilisation being provided; and

(ii)

neither it nor any of its Subsidiaries is in breach of a law or document or agreement binding on or applicable to any of them or their assets and no review event, event of default, termination, cash cover requirement, prepayment or similar event (each however described) exists under any such document or agreement, which has had, or is likely to have, a Material Adverse Effect; and

(iii)

no person has contravened or will contravene Chapter 2E (related parties) or Part 2J.3 (financial assistance) of the Corporations Act (or any equivalent legislation in any other jurisdiction) by entering into any Finance Document or participating in any transaction in connection with a Finance Document; and

(i)	(Financial Reports)

(i) its most recent Financial Report given to the Finance Parties complies with all applicable law and IFRS; and

(ii)

that Financial Report gives a true and fair view of its financial position and performance and, if it is required to prepare consolidated financial statements, the financial position and performance of the consolidated entity constituted by it and the entities it is required to include in those statements; and

(iii)

there has been no change in its financial position (or if it is required to prepare consolidated financial statements, in the financial position of the consolidated entity constituted by it and the entities it is required to include in those statements) since the date to which its most recent Financial Report given to the Finance Parties was prepared which has had, or is likely to have, a Material Adverse Effect; and

(j)	(Security Shares) all of the Security Shares are fully paid; and

(k)	(ownership of assets)

(i)

it and each of its Subsidiaries is the legal and beneficial owner of the Collateral (or if leased or licensed, its right, title or interest in them) unless it is named as a trustee in Schedule 1 (“Guarantors”), free from any Encumbrance, other than any Permitted Encumbrance; and

(ii) there is no Compulsory Acquisition affecting it or any of its Subsidiaries’ assets; and

(l)	(Encumbrances) each Encumbrance in favour of the Security Trustee is effective over the property purported to be secured by it and has the priority contemplated by that Encumbrance; and

(m)	(no security interests)

(i)

it and each of its Subsidiaries is the only holder of, and has good title to (or valid leases or licences of) all assets it uses in carrying on its business or which it represents it owns, leases or licences in its most recent Financial Report, free from any Encumbrance, including in respect of the Security Shares other than any Permitted Encumbrance; and

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	(ii)	its property is not subject to any easement, restrictive covenant, lease, licence, right of set-off, equity, native title or other interest or claim other than under a Permitted Encumbrance; and

	(iii)	the Permitted Encumbrance:

		(A)	permit the Guarantors granting the guarantee and indemnity under clause 17 (“Interest on overdue amounts”); and

		(B)	permit the Obligor granting the relevant Encumbrance under the Security; and

	(iv)	subject to completing any perfection requirements and subject to any creditors mandatorily preferred by any law, each Encumbrance has the priority which it is expressed to have; and

(n)	(own enquiries) it has relied on its own enquiries before entering into any Transaction Document; and

(o)	(Laws) it has complied with all Laws applicable to it or its business where failure to comply is likely to have a Material Adverse Effect; and

(p)	(solvency) it and each of its Subsidiaries is not Insolvent; and

(q)

(litigation) there is no current, pending or (to its knowledge, having made due enquiry), threatened proceeding, investigation or claim affecting it or any of its Subsidiaries or any of their assets before a court, authority, commission or arbitrator in which a decision against it or the Subsidiary is likely and which (either alone or together with other decisions) would be likely to have a Material Adverse Effect; and

(r)	(information)

(i)

it has disclosed in writing to the Finance Parties all documents and other information relating to it and the Group, their assets, the Transaction Documents and anything in connection with them, which a reasonable person in the Obligor’s position would consider material to the Finance Parties’ decision to enter into the Transaction Documents; and

(ii)

all documents (including any prospectus, information memorandum or offer document) and information (other than projections and forecasts) given to the Finance Parties by or on behalf of an Obligor or any Group member in connection with a Finance Document or any transaction in connection with it are complete and not misleading or deceptive, in any material respect (including by omission) as at the date they are given or as at their stated date; and

(iii)

all financial projections and forecasts given to the Finance Parties by or on behalf of an Obligor or any Group member in connection with a Transaction Document or any transaction in connection with it have been prepared in good faith on the basis of recent historical information and on the basis of reasonable assumptions as at the date they are given or as at their stated date; and

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(iv)

neither it nor any of its Subsidiaries nor any person acting on its or their behalf in connection with a Transaction Document, or any transaction in connection with it, has engaged in conduct that is misleading or deceptive (or likely to mislead or deceive) in any material respect (including by omission); and

(s)	(Taxes)

(i)

it has paid or procured payment of all Taxes when due and payable other than any Tax being contested in good faith (where payment is not required before the dispute is resolved and the Obligors have sufficient financial resources to pay promptly the relevant amount if a legally binding determination is made that payment is required, which amount has been set aside or provisioned for in the Financial Reports); and

	(ii)	no outstanding claims for Taxes not reflected in its most recent accounts exist, which are required to be reflected in the accounts under IFRS; and

	(iii)	it is not overdue in the filing of any Tax returns or other information required to be filed by it with any relevant tax authority to ensure that it complies with any obligation to pay Tax; and

	(iv)	it has not incurred any tax liabilities on behalf of any entity or person which is not an Obligor; and

(t)	(not a trustee and no immunity)

	(i)	unless stated in Schedule 1 (“Guarantors”), it does not enter into any Finance Document or hold any asset as trustee; and

	(ii)	neither it nor any of its Subsidiaries or their assets has immunity from the jurisdiction of a court or from legal process; and

(u)	(listings in respect of the Borrower)

	(i)	it is listed on the official list of the ASX; and

	(ii)	it has not been removed from the official list of the ASX; and

	(iii)	no removal from the official list has been threatened by the ASX; and

(v)

(continuous disclosure) there is no current failure by the Borrower to comply with its periodic and continuous disclosure obligations under the ASX Listing Rules (including, without limitation, ASX Listing Rule 3.1) and the Corporations Act; and

(w)	(no reliance)

(i)

it has entered into the Finance Documents to which it is a party without relying on any Finance Party or Related Entity of any Finance Party (in whatever capacity) or their advisers or on any representation, warranty, statement, undertaking or conduct of any kind made by any of them or on their behalf except as expressly set out in the Finance Documents; and

	(ii)	it has obtained its own tax and legal advice on the Finance Documents and the transactions in connection with them.

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11.2	Project representations and warranties

Each Obligor represents and warrants (except in relation to matters disclosed to the Finance Parties and accepted by the Finance Parties in writing) that:

	(a)	(Environmental breaches)

		(i)	there is no pending or threatened litigation concerning any Environmental Approval which if adversely decided would result in a Material Adverse Effect; and

		(ii)	there is no existing Contamination of the Project which is reasonably likely to result in an Environmental Event; and

(iii)

no remedial work, other than Standard Remediation, is required in connection with the Project to comply with any Environmental Approval or Environmental Law which is reasonably likely to have a Material Adverse Effect; and

		(iv)	the conditions attaching to any Environmental Approval are capable of implementation without any Material Adverse Effect; and

	(b)	(Environmental compliance)

		(i)	all Environmental Approvals which are material and necessary for the Project have been obtained and are in full force and effect; and

		(ii)	the Project complies with all Environmental Laws and Environmental Approvals where failure to comply is likely to have a Material Adverse Effect; and

		(iii)	it will provide notice of any Hazardous Materials Activities the existence of which have had or could reasonably be expected to result in an Environmental Event; and

		(iv)	any Release in respect to the Project has the benefit of a current Authorisation; and

		(v)	all material Authorisations to the extent then required under any Environmental Law or Environmental Approval to occupy, use or develop the Project are in full force and effect; and

(c)

(claims) to the best of its knowledge, information and belief there are no caveats, native title claims or claims of any other nature whatsoever in respect of the Project (including any claim that a person, has a connection with the land) which are reasonably likely to have a Material Adverse Effect; and

(d)

(Mining activity Authorisations) all mining tenements and Authorisations necessary and which it is possible and practical to obtain at the date of the making or repetition (as the case may be) of this representation and warranty for the carrying on of mining operations on the Project Tenements, the conduct of the Project, the sale of Product and for the entering into and performing of the obligations of any person under Project Documents, have been obtained and are held by the relevant person, are in full force and effect by the date of the making or repetition (as the case may be) of this representation and warranty and the Obligors have no reason to believe that those to be obtained in the future will not be granted; and

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(e)

(compliance with Project Tenements) all of the terms and conditions of the Project Tenements have been complied with and no event has occurred and no condition exists (or it may reasonably be anticipated by the Obligors, would exist by virtue of impending notice, lapse of time or the satisfaction of some other condition) which would permit the cancellation, termination, forfeiture or suspension of any of the Project Tenements and would result in a Material Adverse Effect; and

(f)

(no orders) it has not received from any Government Agency any notice or order requiring an Obligor, Group member or any other person to perform or cease to perform any act in relation to the Project or so as to restrict the performance of the terms of any of the Project Documents which have been executed or the construction, development and operation of the Project in accordance with the Life of Mine Plan, the BCFM and the Project Documents; and

	(g)	(no revocation) no Obligor has received any notice of or is aware of any intention of any Government Agency to revoke or resume any of the Project Tenements or Authorisations; and

	(h)	(Project Documents)

(i) it has given the Finance Parties copies of all Project Documents and all such copies are true and complete; and

(ii)

the copies of the Project Documents which have been provided to the Finance Parties contain the entire agreement of the parties to them and supersede all previous agreements and understandings between them in relation to the Project; and

(iii)

none of the Project Documents nor any of the terms or conditions of the Project Documents have been materially varied, supplemented or replaced without being approved in writing by the Finance Parties; and

(iv)

no Obligor has breached any of its obligations under the Project Documents and neither is aware of any act, omission or circumstance having occurred which would give any other party legal grounds to terminate, rescind or vary any Project Document;

(i)

(Uranium Agreement) the final executed version of each Uranium Agreement will be substantially the same as the draft version of each Uranium Agreement provided to each Finance Party prior to the date of this document; and

(j)

(intellectual property) each relevant Obligor is entitled to use, or will be entitled to use at the relevant time, all intellectual and commercial property rights necessary for, or intended to be used by that person in conjunction with the operation of the Project.

11.3	Repetition of representations and warranties

The representations and warranties in this clause 11 (except that in clause 11.1(r)(i) which is taken to be made only on the date of this document) and each representation and warranty made under a Security Documents are taken to be made on the date of this document and also made (by reference to the then current circumstances) on:

(a)	the date of each Utilisation Notice and each Utilisation Date; and

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(b)	each date on which an Obligor acquires Collateral.

Any disclosure against a representation and warranty (including in a Utilisation Notice or Interest Period Selection Notice does not limit the Finance Parties’ rights under this document (including under clause 14 (“Default”)).

11.4	Reliance

Each Obligor acknowledges that the Finance Parties have entered into the Finance Documents in reliance on the representations and warranties in this clause 11.

12	Undertakings

12.1	Introduction

Each Obligor agrees to comply with the undertakings set out in this clause 12 unless the Finance Parties consent in writing to the non-compliance.

12.2	Financial Reports

Each Obligor agrees to give the Finance Parties the following:

(a) (annual Financial Report) its audited Financial Report for each financial year within 60 days after the end of that financial year; and

(b) (quarterly Financial Report) its unaudited non-consolidated internal Financial Report for each Quarter within 60 days after the end of the relevant Quarter; and

(c) (monthly operating reports) its monthly operating reports for the Group within 21 days of each month end.

12.3	Information undertakings

Each Obligor agrees to give the Finance Parties the following:

(a) (Events of Default) full details of an Event of Default or Potential Event of Default, or Review Event and any step taken or proposed to remedy it; and

(b)

(status certificates) on request from a Finance Party, a certificate signed by 2 of its directors which states whether an Event of Default or Potential Event of Default, or Review Event is continuing and if it is, any step taken or proposed to remedy it; and

(c)

(litigation) full details of any current, pending or threatened proceeding, investigation or claim affecting it or any of its Subsidiaries or any of their assets before a court, authority, commission or arbitrator in which a decision against it or the Subsidiary (either alone or together with other decisions) would have, or is likely to have, a Material Adverse Effect; and

(d)

(shareholders) a copy of any notice, circular, document or other written information it gives to its shareholders generally (or any class of them) to the extent that such documents and information is not available on the ASX website; and

(e) (notices or orders) a copy of any notice, order, summons or conviction from, or correspondence with, an authority, involving it which has had or is likely to have a Material Adverse Effect; and

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	(f)	(corporate notices) a copy of any material notice received from a Government Agency; and

(g)

(books of account) each Obligor will keep proper books of account relating to its business in accordance with IFRS, in which full, true and correct entries will be made of all dealings or transactions of or in relation to its or their business and affairs; and

	(h)	(Collateral) if the Security Trustee asks, the Obligors agree to supply the Security Trustee with any information about or documents affecting:

		(i)	the Collateral; or

		(j)	the Transaction Documents; or

		(k)	the financial affairs or business or the financial affairs or business of an Obligor or any of its Subsidiaries; and

(l)

(information) any document or other information that a Finance Party reasonably requests including any document or information necessary to enable the Finance Party to do any know your customer checks.

12.4	General undertakings

Each Obligor agrees:

	(a)	(authorisations) to obtain, comply with and maintain each Authorisation necessary for:

		(i)	it to enter into the Transaction Documents to which it is a party, to comply with its obligations and exercise its rights under them and to allow them to be enforced; and

		(ii)	it to carry on its business as it is now being carried on to the extent that failure to do so would be likely to have, a Material Adverse Effect; and

		(iii)	it to ensure the timely development and operation of the Project in accordance with the BCFM, the Life of Mine Plan and the Project Documents; and

		(iv)	each Project Tenement; and

(b)

(maintain all consents) do all things necessary to maintain its corporate existence in good standing and not transfer its jurisdiction of incorporation or enter into any merger, amalgamation or consolidation; and

(c)

(comply with laws) to comply with all Laws binding on, or applicable to, it or its assets where failure to comply is likely to have a Material Adverse Effect (and the Obligor agrees to ensure that each person who uses or occupies its property does the same); and

	(d)	(conduct of business and assets)

		(i)	to carry on its business in a proper, orderly and efficient manner and not to cease, or significantly change the general nature of, its business; and

(ii)

to maintain its assets in good working order and condition (ordinary wear and tear excepted) and correct any defect to the extent that failure to do so would be likely to have a Material Adverse Effect; and

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(e)	(taxes)

(i) to pay all rates and Taxes due and payable by it, except those which it is contesting in good faith; and

(ii) to pay all rates and Taxes contested in good faith which remain due and payable by it after final determination or settlement of the contest; and

(iii) if it is not a member of a Tax Consolidated Group as at the date of this document, it agrees to only become a member of one with the consent of the Finance Parties; and

(f)	(Title Documents) to deposit with the Security Trustee:

(i) all Title Documents relating to the Collateral to the extent such documents exist; and

(ii) any other documents the Security Trustee requests relating to the Collateral.

However, the Grantor need not deposit them if another person is holding them under a Permitted Encumbrance which has priority over this security; and

(g)	(Protect title) to take all necessary steps to protect and enforce its title, and the Security Trustee’s Encumbrance, in the Collateral and keep the Collateral in good standing; and

(h)	(Maintain value) not to do anything that is likely to materially lower the value of the Collateral; and

(i)

(insurance) insure and keep insured with reputable insurers its assets and those of its Subsidiaries which are of an insurable nature in a manner and to an extent which it determines is reasonable and customary for a business enterprise engaged in a similar business and in a similar locality and for property of a similar nature; and

(j)

(pay debts) pay or cause to be paid its financial obligations which are validly incurred, except those which it is contesting in good faith and in respect of which the relevant Obligor has made adequate provision if such financial obligations become payable; and

(k)	(change of Obligor details) to notify the Security Trustee at least 14 days before:

(i)

the Obligor (or if the Details indicate that the Obligor is a trust or partnership, the trust or the partnership) changes its name as recorded in a public register in its jurisdiction of incorporation or in its constituent documents; and

(ii)

any ACN or ARBN allocated to the Obligor (or if the Details indicate that the Obligor is a trust or partnership, any ABN or ARSN allocated to the trust or any ABN allocated the partnership) changes, is cancelled or otherwise ceases to apply to it (or if it does not have any such applicable number, one is allocated, or otherwise starts to apply, to it); and

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		(iii)	the Obligor becomes trustee of a trust, or a partner in a partnership, not stated in the Details; and

(l)

(future financing) provide the Financier with the first right to provide the Borrower with additional finance (subject to the terms and pricing offered by the Financier being comparable to other similar lenders) and the right to match within 28 Business Days any other offer made by any other financier to provide additional finance in connection with the Project; and

	(m)	(Corporate Services) in respect of the Borrower only, it agrees to consider utilising the corporate finance and equity capital markets advisory services of Investec during the term of the Facilities.

12.5	Negative undertakings

Each Obligor agrees:

	(a)	(no Encumbrances) not to:

		(i)	create an Encumbrance or allow one to exist over any of its assets (or agree, attempt or take any step to do so) other than any Permitted Encumbrance; or

(ii)

deposit money with a person in circumstances where the money is not repayable unless the Obligor, Group member or another person performs obligations (including to pay money) in an amount equal to or greater than US$250,000 individually or in total; and

(b)

(not incur Finance Debt) not to incur any Finance Debt (including by entering into a deed of cross guarantee in the form prescribed by the Australian Securities and Investments Commission) or allow it to exist other than Permitted Finance Debt; and

	(c)	(not to provide Financial Accommodation) not provide any Finance Debt to any entity other than Permitted Financial Accommodation; and

(d)

(no disposal) not to dispose of any of its assets or allow any interest in them to arise or be varied (or agree, attempt or take any step to do so) in each case whether in one or more voluntary or involuntary transactions (related or not) other than a Permitted Disposal and that the proceeds of any Permitted Disposal is required to be applied in accordance with clause 6.2(b); and

	(e)	(dividends) not to pay or declare any dividend or make any other distribution to anyone other than another Obligor unless:

		(i)	at the time of the proposed distribution each Financial Undertaking was satisfied; and

		(ii)	the Finance Parties received a satisfactory Compliance Certificate at least 10 days before the proposed date of distribution; and

		(iii)	there is no breach of any obligation under any Finance Document, no Event of Default, no Potential Event of Default and no Review Event subsisting before the proposed distribution; and

		(iv)	there will be no breach of any obligation under any Finance Document, no Event of Default, no Potential Event of Default and no Review Event as a result of the proposed distribution; and

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(f)

(no transfer or reconstruction) not to transfer or change its jurisdiction of incorporation or formation or enter into any amalgamation, demerger, merger, consolidation or corporate reconstruction (except to carry out a reconstruction or amalgamation while solvent on terms approved by the Finance Parties); and

	(g)	(constitution) not to amend its constitution or constitutional documents, or permit it to be amended, in any way which would be likely to have a Material Adverse Effect; and

	(h)	(FATCA) that unless otherwise agreed by the Finance Parties, no Obligor becomes a FATCA FFI or a US Tax Obligor.

12.6	Financial undertakings

(a)

For so long as any amount is outstanding under a Facility or a Facility is available for utilisation, each Obligor undertakes to the Finance Parties (unless the Finance Parties agree otherwise) at all times to:

		(i)	(Minimum Liquidity): ensure that the Group has at least A$5,000,000 of Liquidity; and

		(ii)	(Minimum Tangible Net Worth): ensure that the Group’s Tangible Net Worth is not less than A$80,000,000; and

		(iii)	(Forward Annual Cover Ratio): ensure that for the Group, the Forward Cover Ratio (for each 24 month period ending on each Calculation Date or Special Calculation Date) is not less than 1.5:1.

	(b)	The Obligors agree that each Financial Undertaking will be tested on each Calculation Date and Special Calculation Date during the Availability Period (each date being a “Testing Date”).

	(c)	The Obligors undertakes to the Finance Parties to provide a Compliance Certificate within:

		(i)	21 days of each Calculation Date; and

		(ii)	5 days of each Special Calculation Date,

confirming and setting out in reasonable detail computation’s establishing the Group’s compliance with each Financial Undertaking on each Testing Date.

12.7	Project Modelling

The Borrower undertakes:

	(a)	(Life of Mine Plan): in relation to the Life of Mine Plan that:

		(i)	the earlier of:

			(A)	45 days before each anniversary of the date of this document; and

(B)

the date upon which changes to the Life of Mine Plan are being considered by the Group, it will provide to the Finance Parties a proposed updated Life of Mine Plan to be review and approved by the Finance Parties (Proposed LMP); and

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		(ii)	Proposed LMP cannot be adopted without the written consent of the Finance Parties; and

(iii)

subject to clause 12.8 (“LMP Variations”), the Group will not modify or vary the Life of Mine Plan if such modification or variation would result in the forecast CFADS being reduced in any six month period in the BCFM by 10% or more (LMP Threshold) without the prior written consent of the Finance Parties; and

	(b)	(BCFM) in relation to the BCFM that:

		(i)	30 days before each anniversary of the date this document, it will provide to the Finance Parties a proposed updated BCFM to be reviewed and approved by the Finance Parties (Proposed BCFM); and

		(ii)	the Proposed BCFM cannot be adopted without the written consent of the Finance Parties; and

(iii)

if there is any dispute between the Finance Parties and the Borrower in respect of assumptions proposed by the Borrower in the Proposed BCFM that the parties must consult in good faith to resolve such dispute but the decision of the Finance Parties, acting reasonably, as to whether to approved the Proposed BCFM is final and binding; and

	(c)	(Cash Budget) to provide to the Finance Parties on 30 June and 31 December of each year a Cash Budget.

12.8	LMP Variations

The Finance Parties acknowledge that the Group is able to vary the Life of Mine Plan beyond the LMP Threshold without the prior written consent of the Finance Parties if the trigger of the LMP Threshold is solely as a result of a change in the price forecast of Uranium.

12.9	Undertakings in relation to the Project

The Obligors undertake:

	(a)	(mining business) to take or procure to be taken all action necessary or desirable in order to:

		(i)	operate the Project in accordance with the Life of Mine Plan (as agreed from time to time) and good mining practice; and

		(ii)	ensure that all material Project Assets are:

			(A)	maintained in good and efficient operating condition and working order (ordinary wear and tear excepted); and

			(B)	are protected from theft, loss or damage,

to the extent that a prudent operator would do so and that any material defects in their condition which will or may prejudice the development or operation of the Project are promptly rectified; and

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(b)	(Project Tenements) to ensure that it:

(i)

holds and maintains its interest in the Project Tenements free of Encumbrances (other than Permitted Encumbrances) and the Project Tenements are not cancelled, suspended, reduced, abandoned and relocated, surrendered, defaulted against, allowed to lapse or be transferred except for statutory surrenders or with the prior written consent of the Finance Parties, and

	(ii)	applies for and obtains the renewal of each Project Tenement prior to the expiry of each Project Tenement; and

(iii)

complies on time with and observes and performs all conditions and requirements of the Project Tenements and does whatever may be reasonably required to keep the Project Tenements in full force and effect; and

	(iv)	uses its best endeavours to procure the granting of mining tenements from mining tenement applications which are to become Project Tenements as soon as possible; and

(v)

has rights of access to and entry upon all relevant freehold, leasehold and other land and rights to carry out all activities required for the purposes of the Project so as to enable the Project to be developed and carried out in accordance with the Life of Mine Plan and the Project Documents; and

(c)	(Project Assets) to ensure that the Project Assets are used only for the purposes of the Project; and

(d)	(Project Documents) to ensure that it:

	(i)	observes its obligations under each Project Document to which it is a party; and

(ii)

takes the action that a prudent, diligent and reasonable person would take to cause each party to a Project Document to observe its obligations in connection with that Project Document and, if a party defaults in the performance of those obligations, the relevant Obligor takes the action that a prudent, diligent and reasonable person would take to cause that party to comply with its obligations or pay an amount equal to the loss and damage it suffers which is caused or contributed to by that default, unless the Finance Parties agree otherwise, and to ensure that except with the Finance Parties’ prior written consent:

	(iii)	none of the Project Documents are assigned, novated, materially varied, rescinded, repudiated, cancelled, suspended or terminated, and no repudiation by any party is accepted by it; and

(iv)

no Project Document or any other contract for the provision of mining or other services to the Project is entered into except in the ordinary course of business on arms-length commercial terms, or otherwise on terms acceptable to the Finance Parties and in every case with other parties who can demonstrate adequate experience and financial capacity to undertake successfully their respective obligations under that contract; and

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	(v)	it does not abandon, settle, compromise or discontinue or become nonsuited in respect of proceedings against any party in connection with a Project Document; and

	(vi)	it does not waive any of its rights or release any person including a third party, from that person’s obligations in connection with a Project Document; and

(e)

(no default) to ensure that the applicable Obligor is not in default under a material provision of a Law, Authorisation, instrument, undertaking or obligation affecting the Project or the Project Assets; and

(f)

(operation of the Project) to ensure that the Project and the Project Assets are diligently operated and maintained and ore is diligently mined from the Project Tenements in accordance with the BCFM, Life of Mine Plan and the Project Documents, all applicable laws and Authorisations and in accordance with good business practice for a project of the nature of the Project; and

(g)

(personnel) to retain sufficient managerial, financial, operational, technical mining expertise to the reasonable satisfaction of the Finance Parties to enable the applicable Obligor and the Project to be operated safely and efficiently; and

(h)

(access) to take all reasonable steps to ensure that any representative designated by the Finance Parties is allowed at all reasonable times, on reasonable notice and at least once annually to have access to the Project Tenements and any other Collateral, and the books and records of the Project and the applicable Obligor, and to inspect or observe all or any facilities or operations of that Obligor, the Project or any other Collateral; and

(i)	(care and maintenance) to ensure that the Project is not abandoned or placed on a “care and maintenance” basis without the prior consent of the Finance Parties; and

(j)	(sales contracts) to ensure that all reasonable efforts are made to ensure that Product is delivered at the time and in the manner required by the Project Documents; and

(k)	(transportation and storage of Product and stockpiling) to ensure that at all times:

	(i)	all Product is adequately and safely stored, guarded and transported; and

	(ii)	prior to delivery of Product at the Conversion Facility, all stockpiled ore derived from the Project is kept separate from any other ore and is identifiable as the ore of the Project; and

(l)

(royalties) to ensure that no royalty, product payment or any other payment of interest having the same or similar effect is payable, is created or exists pursuant to the Project or in respect of the Product, other than royalties to a Government Agency or as disclosed to and approved by the Finance Parties; and

(m)

(waste product) to ensure that the transportation, dealing, creation, storage or discharge to the Environment of any waste product in connection with the Project is in accordance with any material Environmental Approval for the Project, and otherwise not in violation of any Environmental Law, and all material Environmental Approvals necessary for those activities are obtained and are valid and correct and there is no breach of those material Environmental Approvals; and

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(n)

(discharge of contamination) to ensure that the discharge of any Contamination to the Environment in connection with the Project is in accordance with any Environmental Approval for the Project, and otherwise not in violation of any Environmental Law, and all material Environmental Approvals necessary for such discharge are obtained and are valid and correct at the time of discharge and there is no breach of any of those material Environmental Approvals; and

(o)

(no requirement for remedial work) to ensure that there is no Contamination of the land of any Project Tenement or adjacent areas which would entitle any relevant authority to issue any notice or direction requiring the owner or occupier of that land to undertake any remedial work or to require compensation other than in respect of any Standard Remediation and which is reasonably likely to have a Material Adverse Effect; and

(p)

(compliance with Environmental Approvals and Environmental Laws) to ensure that the Project Assets and the occupation and use of any land for the Project complies with the material Environmental Approvals for the Project and all Environmental Laws; and

	(i)	all aspects of the occupation and use of land used by or for the Project comply with Environmental Laws; and

	(ii)	if there is any non-compliance with Environmental Laws the impact on the Environment is minimised; and

	(iii)	there is no material unlawful Contamination of any land used by or for the Project or any adjacent air, land or waters; and

	(iv)	environmental and other clean-up and rehabilitation is carried out in a proper and timely manner and in accordance with any applicable Environmental Laws and material Environmental Approvals; and

(q)	(State Leases) to ensure that Strata will apply for the renewal of the lease term for each of the Specified State Leases; and

(r)	(Air Quality Permit Conditions) ensure that the conditions to the Air Quality Permit required to be satisfied after the date of this document are satisfied; and

(s)	(Additional Air Quality Permit) ensure that an additional permit to the Air Quality Permit is obtained by Strata from WDEQ after the 120 day start-up period in order to operate the Project; and

(t)	(Aquifer Exemptions) ensure that any aquifer exemptions required under the Permit to Mine are obtained to the extent required by WDEQ; and

(u)

(Filings – Grazing Leases) to ensure that notice is given to the State of Wyoming and the BLM, in their respective prescribed forms, in respect of the US Mortgage granted by Strata to the Security Trustee over the Grazing Leases, as soon as possible after the first Advance; and

(v)

(Uranium Agreement) to ensure that Strata and PUL, respectively, enter into each respective Uranium Agreement substantially in the same form as the draft version of each Uranium Agreement provided to each Finance Party prior to the date of this document.

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12.10	Information undertakings in relation to the Project

Each Obligor agrees to give, or procure the delivery to, the Finance Parties the following:

	(a)	(Uranium Agreement) each Monthly Material Balance Notice as soon as possible after it has been received by Strata or PUL under their respective Uranium Agreement; and

	(b)	(Technical Reports) a copy of each technical or environmental report issued in respect of the Project as and when such report is issued to the relevant Obligor; and

(c)

(expiry or surrender of tenements) to give the Finance Parties notice of the proposed expiry or surrender of any Project Tenement at least 45 days before the expiry date or proposed surrender date (as the case may be) or at least four weeks before lodgement of any surrender documentation with the Mines Department, together with particulars of the area which the applicable Obligor does not wish to take up or wishes to surrender (as the case may be); and

(d)

(grant of tenement) to give the Finance Parties notice as soon as it becomes aware that a mining tenement from a mining tenement application has been granted, to enable the Security Trustee to register a mortgage or lodge a caveat over that tenement, as the case may be, under the terms of a Security; and

(e)

(replacement of tenements) to give the Finance Parties notice as soon as it becomes aware that a mining tenement has been issued in replacement of or issued over any part of the same ground as any of the Project Tenements including upon a consolidation or subdivision of any of the Project Tenements to enable the Security Trustee to register a mortgage or lodge a caveat over that tenement, as the case may be, under the terms of a Security; and

(f)

(notice of breach) to give promptly to the Finance Parties any notice received from any party of any breach (impending or otherwise) of any lease, sub-lease, licence or agreement related to the Project (including in relation to the Project Tenements); and

	(g)	(Invoices) in respect of the Borrower, Strata and PUL only, to:

		(i)	issue an Invoice to a Purchaser in respect of any sale of Product to a Purchaser; and

		(ii)	provide a copy to the Finance Parties of any Invoice issued to a Purchaser promptly after issuing the Invoice; and

		(iii)	provide a copy to the Finance Parties of each Invoice Receipt received within 3 Business Days of its receipt by the Borrower, Strata or PUL, as applicable; and

		(iv)	not amend the form of Invoice, including the standard settlement instructions attached to the Invoice, without the prior consent of the Finance Parties; and

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(h) (other information) to give to the Finance Parties such other information as the Finance Parties or their solicitors may reasonably request concerning the Project.

12.11	Technical review of the Project

Without limiting clause 16.4 (“Independent Consultant - Project issues”), each Obligor agrees to the Finance Parties having the right to do each of the following and will provide all reasonable assistance in enabling the Finance Parties to undertake the following:

(a)

(site visit) the Finance Parties have the right, upon reasonable advance notice to the Borrower, to make a site visit to the Project by two nominated personnel of the Finance Parties at least once annually and as reasonably requested; and

(b)

(Technical report review) the Finance Parties have the right to review all relevant technical reports in connection with the Project, including an updated ITE Report, and the Obligors will provide any information, including copies of those technical reports, to the Finance Parties following its request for them; and

(c)

(other requirements) the Finance Parties have the right at any time to reasonably request any other information or requirements from the Obligors in connection with its technical review of the Project.

12.12	Security perfection - policies and steps

Each Obligor agrees to promptly take all reasonable steps which are prudent for its business in connection with the perfection of any security interests it may have under the Law (including under the PPSA) including doing anything reasonably requested by the Finance Parties for that purpose. For example, it agrees to:

(a)	create and implement appropriate policies and systems; and

(b)	where appropriate, take reasonable steps to identify security interests in its favour and to perfect and protect them, with the highest priority reasonably available).

If a Finance Party ask, the Obligor agrees to arrange at its expense an audit of those procedures. A Finance Party may ask the Obligor to do this if it reasonably suspects that an Obligor is not complying with this clause.

12.13	Conversion Facility

(a) The Borrower acknowledges and agrees that it has entered into its Offtake Agreement with Offtaker 1 as the agent for Strata as its undisclosed principal.

(b)

Strata acknowledges and agrees that from time to time the Borrower will direct Strata to notify and direct Converdyn to credit Product held at the Conversion Facility in Strata’s name to an account in the name of the Borrower (“PEL Direction”) in order to satisfy the Borrower’s obligations under its Offtake Agreement with  Offtaker 1.

(c) The Borrower acknowledges that at all times, including prior to and after a PEL Direction is issued, beneficial title to the Product the subject of a PEL Direction will remain with Strata.

12.14	Undertakings are continuing obligations

Each undertaking in a Finance Document continues for so long as there is any Secured Money.

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13	Accounts

13.1	Proceeds Accounts

	(a)	The Obligors agree to ensure and procure:

		(i)	the establishment and maintenance of the UK Account by PUL with the UK Account Bank; and

		(ii)	the establishment and maintenance of the US Account by Strata with the US Account Bank.

	(b)	Deposits and withdrawals to and from the Proceeds Accounts may only be made in accordance with this document and as the Financier may otherwise from time to time agree.

13.2	Deposits into Proceeds Accounts

	(a)	PUL and the Borrower undertake to pay or cause to be paid into the UK Account:

		(i)	all payments to be made to PUL or the Borrower under an Offtake Agreement under and in accordance with each Invoice;

		(ii)	the proceeds of all spot sales of Product under and in accordance with each Invoice; and

		(iii)	all interest and other earnings on the moneys standing to the credit of the UK Account.

	(b)	Strata undertakes to pay or cause to be paid into the US Account:

		(i)	all payments to be made to Strata under an Offtake Agreement under and in accordance with each Invoice;

		(ii)	the proceeds of all spot sales of Product under and in accordance with each Invoice; and

		(iii)	all interest and other earnings on the moneys standing to the credit of the US Account.

(c)

PUL, the Borrower and Strata each undertakes to notify the Finance Parties of each deposit made into the UK Account and the US Account, respectively, as soon as possible and in any event no later than 5 Business Days after payment is made into the relevant account.

13.3	Withdrawals from Proceeds Account

Unless otherwise agreed by the Financier and subject to clause 13.5 (“Effect of default”), withdrawals from a Proceeds Account may only be made for the following purposes and in the following order of priority:

	(a)	firstly, to repay the Trade Finance Facility in accordance with clause 6.2(a)(iii); and

	(b)	secondly, to pay interest, fees and Costs under a Finance Document as and when they become due for payment; and

	(c)	thirdly, to reimburse the Finance Parties in accordance with clause 16.2 (“Indemnity”); and

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(d) fourthly, to pay amounts payable under a Finance Document not referred to in paragraphs (a), (b) and (c) above; and

(e)

fifthly, to meet Operating Costs and other operating and sustaining capital costs and development costs contemplated by the Life of Mine Plan for the Project (including Taxes, and royalties) and the cost of replacement and repair of assets which are to be funded from the proceeds of an insurance claim which have been credited to the Proceeds Accounts; and

(f) sixthly, to an account held by PUL as directed by the Borrower to the Financier.

13.4	Notice of withdrawal

The Borrower agrees to notify the Finance Parties of each withdrawal to be made out of a Proceeds Account including details of proposed payment and that such payment will be in compliance with clause 13.3 (“Withdrawals from Proceeds Account”).

13.5	Effect of default

If an Event of Default is continuing, withdrawals from the Proceeds Accounts may only be made in accordance with clause 8 (“Secured Accounts”) of the General Security Agreement.

14	Default

14.1	Events of Default

Each of the following is an Event of Default:

(a) (non-compliance with obligations) an Obligor does not:

(i) pay when due and such default continues for a period of 3 Business Days; or

(ii) comply with its obligations under clause 12.6 (“Financial undertakings”); or

(iii)

comply with any other obligation under any Finance Document other than clause 12.9 (“Undertakings in relation to the Project”) and, if the non-compliance can be remedied, does not commence remedial action within 5 days of the non-compliance and has not remedied the non-compliance within 20 days of the Finance Parties notifying the Borrower of the non-compliance, or the Borrower or Obligor becoming aware of the failure to comply (whichever is the earlier); or

(iv)

comply with any undertaking given to a Finance Party or its solicitors by or on behalf of the Obligor or other person in connection with (but not in) a Finance Document within the period specified in the undertaking or, where no period is specified and the undertaking is not an ongoing undertaking, within 10 Business Days after the date of the undertaking; or

(b)

(misrepresentation) a representation, warranty or statement made, or taken to be made, by or on behalf of an Obligor or Group member in a Finance Document (or any document given by or on behalf of an Obligor in connection with a Finance Document) is incorrect or misleading when made or taken to be made and, if the circumstances giving rise to the misrepresentation can be remedied, the Obligor or Group member does not remedy them within 10 Business Days of the Finance Parties notifying the Borrower, or the Obligor or Group member becoming aware of the relevant circumstances (whichever is the earlier). This paragraph does not apply to clause 11.1(c); or

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(c)

(cross default) any of the following occurs under the terms of any Finance Debt of an Obligor or any Group member for amounts totalling more than $500,000 (or its equivalent) in respect of the Borrower or any amount in respect of any Guarantor:

	(i)	it is not satisfied when due (or by the end of any original grace period); or

	(ii)	it is declared, is capable of being declared, or otherwise becomes, due before its stated maturity or expiry as a result of an event of default or other similar event (however described); or

	(iii)	any commitment for it is cancelled or suspended as a result of an event of default or other similar event (however described); or

	(iv)	an Obligor or any Group member is required to provide cash cover for it as a result of an event of default or other similar event (however described); or

(d)	(insolvency and enforcement)

	(i)	an Obligor or any Group member becomes Insolvent; or

(ii)

an Obligor or any Group member stops payment, ceases to carry on its business or a material part of it, or threatens to do either of those things, other than to carry out a reconstruction or amalgamation while solvent on terms approved by the Finance Parties; or

(iii)

expropriation, attachment, sequestration, distress, commercial rent arrears recovery or execution, or any analogous process in any jurisdiction is levied or a judgment, order or Encumbrance is enforced, or becomes enforceable, against any asset of an Obligor or any Group member for amounts totalling more than US$250,000 (or its equivalent); or

(e)	(voidable, repudiation or unlawful)

	(i)	a Finance Document or any transaction in connection with it is or becomes (or is claimed to be by anyone other than a Finance Party) wholly or partly void, voidable or unenforceable; or

	(ii)	an Obligor or any party to a Finance Document other than a Finance Party rescinds or repudiates a Finance Document (or an Obligor or another party attempts or takes any step to do so); or

	(iii)	it is or becomes unlawful for an Obligor to comply with any of its obligations under the Finance Documents; or

(f)

(prior claims) a person asserts in writing that they have a better claim than the Security Trustee in respect of any property subject to an Encumbrance granted by an Obligor under the Finance Documents unless that claim:

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(i) is under a Permitted Encumbrance which is expressly permitted to rank ahead; or

(ii) is to the assets the subject of a Permitted Disposal; or

(iii) is withdrawn or waived in writing within 30 days; or

(g)

(reduction of capital) without the consent of the Finance Parties, an Obligor or any Group member takes any action to reduce its capital, buy back any of its shares or make any of its shares capable of being called up only in certain circumstances (such as by passing a resolution or calling a meeting to consider such a resolution)”); or

(h)	(change of ownership) without the consent of the Finance Parties there is any change in the ownership of a Guarantor; or

(i)	(Material Adverse Effect) an event occurs which has, or is likely to have (or a series of events occur which, together, have or are likely to have) a Material Adverse Effect; or

(j)

(delisting) any shares of the Borrower are removed from the official list of ASX Limited or the NSYE, to the extent the Borrower has obtained dual listing on the NSYE, or suspended from listing for 15 consecutive trading days; or

(k)	(deregistration) an Obligor is deregistered; or

(l)

(Collateral) an Obligor ceases for any reason to be the legal owner of any part of its applicable Collateral, or a third party asserts a claim to an Obligor other than a claim which is frivolous or vexatious; or

(m)	(loss of priority) an Encumbrance created by or purportedly created by a Security Document does not have or ceases to have the priority it is expressed to have under the relevant Finance Document or becomes ineffective to secure the payment of the money or compliance with the obligations which it purports to secure, otherwise than solely due to the fraud, negligence or misconduct of a Finance Party; or

(n)	(Constitution) the constitution or other constituent document of an Obligor is amended in manner which could have a Material Adverse Effect; or

(o)	(breach of waiver condition) an Obligor breaches any condition applying to a waiver granted a Finance Party in connection with any Finance Documents; or

(p)	(compulsory acquisition):

(i) all or a material part of an Obligor’s property is compulsorily acquired by any Government Agency; or

(ii) an Obligor sells or divests itself of all or a material part of its property pursuant to a binding order from a Government Agency; or

(q)	(abandonment)

(i) all or any material part of the Project is abandoned or is placed on a care and maintenance basis; or

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(ii) the budgeted processing of ore at a processing plant of a Project ceases for more than 21 days other than in accordance with routine maintenance requirements; or

(r)

(destruction of Collateral) all or any material part of the Collateral is destroyed, lost or damaged beyond repair or proves to be materially defective in circumstances not fully covered by insurance; or

	(s)	(Project Documents) termination or non-performance of a Project Document without the Finance Parties’ consent; or

	(t)	(Project shareholdings) an Obligor disposes of any part of its direct or indirect shareholding in the Project; or

(u)

(renewal/cancellation of existing Permit) any current Permit is revoked or terminated (and without the consent of the Finance Parties, which may not be unreasonably withheld) unless it is replaced within 14 days by another Permit where that does not have a Material Adverse Effect; or

(v)

(payment default under Offtake Agreement) an Offtake Party does not pay to or at the direction of the Borrower or the relevant Obligor amounts owing to the Borrower or the relevant Obligor under an Offtake Agreement (within 5 Business Days of when due) where such non- payment is for an amount greater than $1,500,000 and/or would result in a Material Adverse Effect; or

(w)

(termination of Offtake Agreement) any Offtake Agreement ceases to be in full force and effect or is terminated, or any party takes steps to terminate, whether solely or partly as a consequence of a breach by an Obligor and the result of the termination does, or would result in a negative variation of 10% or more on CFADS over any 6 month period; or

	(x)	(interest in Project) the Obligors’ estate and interest in the Project Assets is less than 100%.

14.2	Consequences of default

If an Event of Default is continuing, then the Financier may at any time:

	(a)	declare by notice to the Borrower that any of the Amount Owing by any Obligor under any Finance Document is either:

(i) payable on demand; or

(ii) immediately due for payment;

	(b)	declare by notice to the Borrower that the Financier’s obligations specified in the notice are terminated and the Commitments specified in the notice are cancelled.

The Financier may do any or all of these things. The making of any declaration gives immediate effect to its provisions.

14.3	Investigation

If a Finance Party reasonably believes that an Event of Default or Potential Event of Default or Review Event is, or may be, continuing, the Finance Party may:

(a) appoint a person to investigate and report to the Finance Party on the affairs, financial condition and business of any Group member; and

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(b)	inspect the records of any Group member and inspect the assets of any Group member during normal business hours; and

(c)	conduct all searches and enquiries that person considers appropriate in connection with any Group member and their assets.

Each Obligor agrees to co-operate with the person and comply with every reasonable request they make (and ensure that its officers, employees, agents and attorneys do the same). This includes giving them access to all records and assets during normal business hours and giving them any document or other information that they reasonably request. The Borrower agrees to ensure that each Group member (and its officers, employees, agents and attorneys) complies with this clause 14.3.

The Borrower agrees, within 3 Business Days of demand, to pay or reimburse the Finance Party its Costs in connection with the investigation.

15	Review

15.1	Review Event

Each of the following is a Review Event:

(a) (Change of Control) without the consent of the Finance Parties, a Change of Control occurs; or

(b)

(CFADS) there is a departure from the 6 month forecast CFADS contained in the agreed BCFM which, in the opinion of the Finance Parties, may result in a Material Adverse Effect on the Group’s cash flows and/or the Borrower’s ability to meet its payment obligations in connection with Finance Debt as and when they fall due; or

(c) (Offtake Proportion) if from 31 December 2016, the proportion of offtake to forecast production is less than 75% for the rolling 12 month period from the relevant Calculation Date; or

(d)

(NRC Licence) an adverse finding, as determined by the Finance Parties acting reasonably, is made against Strata in connection with any appeal or other proceedings made by a third party in connection with the NRC Licence.

15.2	Consequences of review

If a Review Event is continuing, the Financier may give notice to the Borrower following which the Borrower and the Financier agree to negotiate in good faith amendments to the Finance Documents, a refinancing or restructuring plan or any other matters which they determine (in good faith) are appropriate as a result of the Review Event.

If the Borrower and the Financier cannot reach agreement on any amendments, refinancing or restructuring plan or other relevant matters within 30 days after the Financier gives notice, the Financier may declare at any time afterwards by notice to the Borrower (“Repayment Notice”) that:

(a)	all or part of the Amount Owing by the Borrower under any Finance Document is:

	(i)	to be restructured within 30 days; or

	(ii)	payable within 90 days,

of the date of the Repayment Notice;

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(b)	the Financier’s obligations specified in the notice are terminated and the Commitments are cancelled.

The Financier may make either or both of these declarations. The making of either of them gives immediate effect to its provisions.

16	Costs and indemnities

16.1	Costs

The Borrower agrees, within 3 Business Days of demand, to pay or reimburse:

(a)

(transaction costs) a Finance Party its reasonable Costs in connection with the preparation, negotiation, execution and registration of any Finance Document and giving and considering consents, waivers, variations, discharges and releases and producing documents and providing information in connection with any Finance Document and all reasonable Costs incurred in connection with agreed visits to the Project, with any expenditure greater than A$5,000 requiring the prior written approval of the Borrower (not to be unreasonably withheld); and

(b)

(other costs) a Finance Party its Costs of exercising, enforcing or preserving rights, powers or remedies (or considering doing so) in connection with any Finance Document, or doing anything in connection with any enquiry by an authority involving an Obligor or any of its Related Entities, its assets, the Finance Documents or anything in connection with them; and

(c)

(Taxes) stamp duty, registration and similar Taxes or fees paid or payable, in connection with any Finance Document or a payment or receipt or any other transaction contemplated by any Finance Document (including any fines and penalties in connection with any of these amounts). However, the Borrower need not pay or reimburse a fine or penalty to the extent that it has given the Finance Party all necessary documents and sufficient cleared funds in sufficient time to enable the Finance Party to pay those Taxes or fees by the due date.

16.2	Indemnity

The Borrower agrees, within 3 Business Days of demand, to indemnify the Finance Parties against, and to reimburse and compensate each of them for, any liability or loss arising from, and any Costs incurred in connection with:

(a)	(no financial accommodation) financial accommodation requested under a Finance Document not being provided in accordance with the request for any reason except default of the Finance Party; or

(b)

(unscheduled payments) financial accommodation or any other amount payable under the Finance Documents being repaid, discharged or made payable other than on its stated maturity or expiry or on a due date applicable to it or as otherwise permitted under the relevant Finance Documents; or

(c)	(failure to prepay) financial accommodation not being prepaid in accordance with a notice of prepayment given by the Borrower; or

(d)

(Finance Party acting on instructions) the Finance Party acting in connection with a Finance Document in good faith on fax, telephone, email or written instructions purporting to originate from the offices of an Obligor or to be given by an Authorised Officer of an Obligor; or

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(e)

(default) an Event of Default, or Review Event, an Obligor not complying with any of its obligations under any Finance Document or a representation, warranty or statement made, or taken to be made, by or on behalf of an Obligor or Group member in a Finance Document being incorrect or misleading when made or taken to be made; or

(f)	(exercise of rights) the Finance Party exercising, enforcing or preserving rights, powers or remedies in connection with a Finance Document (or considering doing so); or

(g)	(Collateral) the Collateral (including any indemnity a Finance Party gives a Controller or administrator of an Obligor).

The Borrower agrees to pay an amount equal to any liability or loss and any Costs of the kind referred to in this indemnity incurred by the Finance Party’s officers, employees, agents or contractors or any attorney appointed by an Obligor under any Finance Document, and any lessee, purchaser or occupier of Collateral.

16.3	Break costs

The indemnity in clause 16.2 (“Indemnity”) covers any loss, liability or Costs a Finance Party incurs (as calculated by any method the Finance Party reasonably chooses) because it unwinds, terminates, changes or reverses arrangements (including by entering into new arrangements) it has made with others to fund (or to maintain its funding of) financial accommodation or other amounts under the Finance Documents or hedge, fix or limit its effective cost of funding (or maintaining its funding of) financial accommodation or other amounts under the Finance Documents.

16.4	Independent Consultant - Project issues

The Finance Parties may have any aspect of the Project including the ore reserves, mine design and scheduling, ore treatment, environmental impact, infrastructure and capital or operating costs reviewed, at the Borrower’s cost, by the Independent Consultant if:

(a)

there has been an event or circumstance that would or could result in a Material Adverse Effect as reasonably determined by the Finance Parties after taking into consideration any information provided by the Borrower in respect of that event or circumstance; or

(b)	there has been the occurrence of a Review Event, Potential Event of Default or an Event of Default.

17	Interest on overdue amounts

17.1	Obligation to pay

If an Obligor does not pay any amount under a Finance Document on the due date for payment, the Obligor agrees to pay interest on that amount at the Default Rate.

The interest accrues daily from (and including) the due date to (but excluding) the date of actual payment (both before and after judgment as an independent obligation) and is calculated on actual days elapsed using a year of 360 days.

The Obligor agrees to pay interest under this clause on demand from the Finance Party.

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17.2	Compounding

Interest accrued but which has not been paid under clause 17.1 (“Obligation to pay”) is added to the overdue amount at the end of each applicable Interest Period. Interest is payable on the increased overdue amount at the Default Rate in the manner set out in clause 17.1 (“Obligation to pay”).

Part 6 Guarantee

18	Guarantee and indemnity

18.1	Obligations under Guarantee are joint and individual

The obligations of the Guarantors under this clause 18 are joint and individual.

18.2	Consideration

Each Guarantor acknowledges that the Finance Parties are acting in reliance on the Guarantors incurring obligations and giving rights under this Guarantee.

18.3	Guarantee

Each Guarantor unconditionally and irrevocably guarantees payment and performance to the Finance Parties of the Secured Money. If an Obligor does not pay the Secured Money on the due date and in accordance with the Finance Documents, then each Guarantor agrees to pay the Secured Money on demand from a Finance Party. A demand may be made at any time and from time to time and whether or not a Finance Party has made demand on another Obligor.

18.4	Indemnity

Each Guarantor indemnifies the Finance Parties against, and agrees to reimburse and compensate the Finance Parties for, any liability or loss arising, and any Costs they incur:

(a)	if an Obligor does not, or is unable to, pay the Secured Money in accordance with the Finance Documents; or

(b)	if an obligation the Borrower would otherwise have to pay the Secured Money is found to be void, voidable or unenforceable; or

(c)	if an obligation a Guarantor would otherwise have under clause 18.3 (“Guarantee”) is found to be void, voidable or unenforceable; or

(d)

if a Finance Party is obliged, or agrees, to pay an amount to a trustee in bankruptcy or liquidator or similar official (of an Insolvent person) in connection with a payment by an Obligor. (For example, the Finance Party may have to, or may agree to, pay interest on the amount); or

(e)	if a Guarantor defaults under this Guarantee; or

(f)	in connection with any person exercising, or not exercising, rights under this Guarantee.

Each Guarantor agrees to pay amounts due under this indemnity on demand from the Finance Party.

18.5	Nature of guarantee

Each of the guarantee in clause 18.3 (“Guarantee”) and the indemnity in clause 18.4 (“Indemnity”) is a continuing obligation despite any intervening payment, settlement or other thing and extends to all of the Secured Money.

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18.6	Variations and replacements

Each Guarantor acknowledges that the Finance Documents may be varied, novated, supplemented, extended, replaced or restated from time to time.

Each Guarantor confirms that the Secured Money includes any amount payable under any Finance Document as varied, novated, supplemented, extended, replaced or restated. The Guarantor confirms that this applies regardless of:

(a)	how the Finance Document is varied, novated, supplemented, extended, replaced or restated; and

(b)	the reasons for the variation, novation, supplement, extension, replacement or restatement; and

(c)	whether the Secured Money decreases or increases or the Finance Document is otherwise more onerous as a result of the variation, novation, supplement, extension, replacement or restatement.

This clause does not limit clause 18.8 (“Rights of the Finance Parties are protected”).

18.7	Reinstatement of rights

Under law relating to Insolvency, a person may claim that a transaction (including a payment) in connection with this Guarantee, any Security Document or the Secured Money is void or voidable. If a claim is made and upheld, conceded or compromised, then:

(a)	the Finance Parties are immediately entitled as against each Guarantor to the rights in respect of the Secured Money to which they were entitled immediately before the transaction; and

(b)

on request from the Finance Parties, each Guarantor agrees to do anything (including signing any document) to restore to the Security Trustee any Encumbrance (including this Guarantee and any Security Document) held by it from the Guarantors immediately before the transaction.

Each Guarantor’s obligations under this clause are continuing obligations, independent of the Guarantor’s other obligations under this Guarantee and continue after this Guarantee ends.

18.8	Rights of the Finance Parties are protected

Each Guarantor agrees that rights given to the Finance Parties under this Guarantee, and each Guarantor’s liabilities under it, are not affected by any act or omission or any other thing which might otherwise affect them under law or otherwise. For example, those rights and liabilities are not affected by:

(a)	any act or omission:

(i)

varying, replacing, supplementing, extending or restating in any way and for any reason any agreement or arrangement under which the Secured Money is expressed to be owing (such as by adding, replacing or changing the purpose of a Facility, increasing a commitment or facility limit or extending the term of a Facility including in connection with a restructuring or refinancing of the Secured Money);

	(ii)	releasing an Obligor or giving any Obligor a concession (such as more time to pay);

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		(iii)	releasing any person who gives a guarantee or indemnity in connection with any of an Obligor’s obligations;

		(iv)	releasing, losing the benefit of, or not obtaining or perfecting any Encumbrance or negotiable instrument;

		(v)	by which the obligations of any person who guarantees or provides an Encumbrance securing any Obligor’s obligations (including under this Guarantee) may not be enforceable;

		(vi)	by which any person who was intended to guarantee any Obligor’s obligations does not do so, or does not do so effectively;

		(vii)	by which a person who is a co-surety or co-indemnifier for payment of the Secured Money is discharged under an agreement or by operation of law;

		(viii)	by which any Encumbrance which could be registered is not registered;

	(b)	a person dealing in any way with an Encumbrance, guarantee, indemnity, judgment or negotiable instrument;

	(c)	the death, mental or physical disability or Insolvency of any person including an Obligor;

	(d)	changes in the membership, name or business of any person;

	(e)	an Obligor opening an account with them;

	(f)	acquiescence or delay by a Finance Party or any other person; or

	(g)	any assignment or novation of rights in connection with the Secured Money.

18.9	No merger

This Guarantee does not merge with or adversely affect, and is not adversely affected by, any of the following:

(a)	any other guarantee, indemnity, or Encumbrance, or other right, power or remedy to which the Finance Party is entitled; or

(b)	a judgment which the Finance Party obtains against the Guarantors, the Borrower or any other person in connection with the Secured Money.

The Finance Party may still exercise their rights under this Guarantee as well as under the judgment, guarantee, indemnity, Encumbrance or right, power or remedy.

18.10	Extent of Guarantor’s obligations

If more than one person is named as “Guarantor”, each of them is liable for all the obligations under this Guarantee both individually and jointly with any one or more other persons named as “Guarantor”.

18.11	Guarantor’s rights are suspended

As long as there is any Secured Money (or any other amounts secured by any Encumbrance that secures amounts including the Secured Money), a Guarantor may not, without the Finance Parties’ consent:

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(a)	reduce its liability under this Guarantee by claiming that it or the Borrower, another Obligor or any other person has a right of set-off or counterclaim against the Finance Parties; or

(b)

claim, or exercise any right to claim, to be entitled (whether by way of subrogation or otherwise) to the benefit of another guarantee, indemnity (or another assurance against loss similar to a guarantee or indemnity) or Encumbrance:

(i)

in connection with the Finance Documents including the Secured Money or any other amount payable under this Guarantee (for example, the Guarantor may not try to enforce or require the enforcement of any Encumbrance the Security Trustee has taken that secures amounts including the Secured Money); or

(ii) in favour of a person other than a Finance Party in connection with any obligations of, or any other amounts payable, by any Obligor to, or for the account of, that other person; or

(c)	claim an amount from the Borrower, or another guarantor of the Secured Money (including a person who has signed this document as a “Guarantor”), under a right of indemnity or contribution; or

(d)	claim an amount in the Insolvency of the Borrower or of another guarantor of the Secured Money (including a person who has signed this document as a “Guarantor”).

If the Financier asks, each Guarantor agrees to notify any relevant person of the terms of this clause and other parts of this Guarantee that may be relevant. Each Guarantor also authorises the Financier to do so at any time in its discretion and without first asking the Guarantor to do it. This applies despite anything else in this Guarantee.

This clause continues after this Guarantee ends.

18.12	Guarantor’s right of proof limited

Each Guarantor agrees not to exercise a right of proof after an event occurs relating to the Insolvency of the Borrower or another guarantor of the Secured Money (including a person who has signed this document as a “Guarantor”) independently of an attorney appointed under clause 18.15 (“Right to prove”).

18.13	No set-off against assignees

If a Finance Party assigns or otherwise deals with its rights under this Guarantee, a Guarantor may not claim against any assignee (or any other person who has an interest in this Guarantee) any right of set-off, counterclaim or other right the Guarantor has against the Finance Party.

18.14	Suspense account

a Finance Party may place in a suspense account any payment they receive from a Guarantor for as long as they think prudent and need not apply it towards satisfying the Secured Money.

18.15	Right to prove

Each Guarantor irrevocably appoints each Finance Party and each of their Authorised Officers individually as its attorney and agrees to formally approve all action taken by an attorney under this clause.

Each attorney may:

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(a)

do anything which the Guarantor may lawfully do to exercise its right of proof after an event relating to Insolvency occurs in respect of the Borrower or any other guarantor of the Borrower’s obligations in connection with a matter not connected with the Guarantor’s rights as “Guarantor” under this document. (These things may be done in the Guarantor’s name or the attorney’s name and they include signing and delivering documents, taking part in legal proceedings and receiving any dividend arising out of the right of proof); and

(b)	delegate its powers (including this power) and may revoke a delegation; and

(c)	exercise its powers even if this involves a conflict of duty and even if it has a personal interest in doing so.

The attorney need not account to a Guarantor for any dividend received on exercising the right of proof under clause 18.15(a) except to the extent that any dividend remains after the Finance Parties have received all of the Secured Money and all other amounts payable under this Guarantee.

18.16	Ratification

Each Obligor which holds shares in any other Obligor ratifies and directs the execution by that other Obligor of each Security Document to which that other Obligor is a party. Each Obligor does this in its capacity as shareholder.

19	Compulsory release of FATCA FFIs and US Tax Obligors

If so directed by a Finance Party, the Borrower agrees to ensure that any Obligor which is a FATCA FFI or a US Tax Obligor ceases to be a Guarantor before the earliest FATCA Application Date relating to any payment by that Obligor (or any payment by a Finance Party which relates to a payment by that Obligor).

Part 7 General

20	Dealing with interests

20.1	No dealing by Obligor

An Obligor may not assign or otherwise deal with its rights under this document or allow any interest in it to arise or be varied, in each case, without the Finance Parties’ consent.

20.2	Dealings by Finance Parties

The Finance Parties may assign or otherwise deal with its rights under this document (including by assignment or participation) without the consent of any person.

20.3	No additional payments by Obligors

Despite anything else in the Finance Documents, no Obligor is required to pay any additional amounts (including any Costs, Taxes, fees or charges or any amounts payable under clauses 9 (“Withholding tax”) or 10 (“Increased costs and illegality”)) which arise as a result of a dealing by a Finance Party under this clause 20.

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21	Notices and other communications

21.1	Form - all communications

Unless expressly stated otherwise in this document, all notices, certificates, consents, approvals, waivers and other communications in connection with this document must be in writing, signed by an Authorised Officer of the sender and marked for the attention of the person identified to in the Details or Schedule 1 (“Guarantors”) or, if the recipient has notified otherwise, then marked for attention in the way last notified.

21.2	Form - communications sent by email

Communications sent by email need not be marked for attention in the way stated in clause 21.1 (“Form - all communications”). However, the email must state the first and last name of the sender.

Communications sent by email are taken to be signed by the named sender.

21.3	Delivery

Communications must be:

	(a)	left at the address set out in the Details or Schedule 1 (“Guarantors”); or

	(b)	sent by prepaid ordinary post (airmail, if appropriate) to the address set out in the Details or Schedule 1 (“Guarantors”); or

	(c)	sent by email to the address set out in the Details or Schedule 1 (“Guarantors”).

However, if the intended recipient has notified a changed address or fax number, then communications must be to that address or number.

21.4	When effective

Communications take effect from the time they are received or taken to be received under clause 21.5 (“When taken to be received”) (whichever happens first) unless a later time is specified.

21.5	When taken to be received

Communications are taken to be received:

(a) if sent by post, 3 days after posting (or seven days after posting if sent from one country to another); or

(b) if sent by email:

(i) when the sender receives an automated message confirming delivery; or

(ii) 4 hours after the time sent (as recorded on the device from which the sender sent the email) unless the sender receives an automated message that the email has not been delivered,

whichever happens first.

21.6	Receipt outside business hours

Despite clauses 21.4 (“When effective”) and 21.5 (“When taken to be received”), if communications are received or taken to be received under clause 21.5 (“When taken to be received”) after 5.00 pm in the place of receipt or on a non-Business Day, they are taken to be received at 9.00 am on the next Business Day and take effect from that time unless a later time is specified.

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21.7	Reliance on communications

Any communication sent in accordance with this clause 21 can be relied on by the recipient if the recipient reasonably believes the communication is genuine and if it bears what appears to be the signature (original or facsimile) of an Authorised Officer of the sender (without the need for further enquiry or confirmation). Each party must take reasonable care to ensure that no forged, false or unauthorised communications are sent to another party.

21.8	Borrower and Obligors

Each Obligor irrevocably authorises the Borrower to give and receive communications on its behalf. Each other party may rely on any such communication as if it was made by an Obligor, and the Obligor is bound by it.

22	General

22.1	Application to Finance Documents

If anything in this clause 22 is inconsistent with a provision in another Finance Document, then the provision in the other Finance Document prevails for the purposes of that Finance Document.

22.2	Prompt performance

If a Finance Document specifies when a party agrees to perform an obligation, the party agrees to perform it by the time specified. Each party agrees to perform all of its other obligations promptly. Time is of the essence in any Finance Document in respect of an obligation of an Obligor to pay money.

22.3	Certificates

A Finance Party may give an Obligor a certificate about an amount payable or other matter in connection with a Finance Document. The certificate is sufficient evidence of the amount or matter, unless it is proved to be incorrect.

22.4	Set-off

If an Event of Default is continuing, a Finance Party may set off any amount owing by the Finance Party to an Obligor (whether or not due for payment) against any amount due for payment by the Obligor to the Finance Party in connection with a Finance Document.

The Finance Parties may do anything necessary to effect any set-off under this clause (including varying the date for payment of any amount owing by the Finance Party to the Obligor and making currency exchanges). This clause applies despite any other agreement between the Obligor and the Finance Party.

A security interest created by this document over any account with the Finance Party into which money is credited is subject to the Finance Party’s rights under this clause. This clause also applies despite any other agreement between the Obligor and the Finance Party.

22.5	Discretion in exercising rights

The Finance Parties may exercise a right, power or remedy or give or refuse its consent, approval or a waiver in connection with a Finance Document in its absolute discretion (including by imposing conditions).

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22.6	Partial exercising of rights

If a Finance Party does not exercise a right, power or remedy in connection with a Finance Document fully or at a given time, the Finance Party may still exercise it later.

22.7	Conditions of consents, approvals or waivers

Each Obligor agrees to comply with all conditions in any consent, approval or waiver given in connection with a Finance Document.

22.8	No liability for loss

The Finance Parties are not liable for any loss, liability or Costs caused by the exercise or attempted exercise of, failure to exercise, or delay in exercising, a right, power or remedy in connection with a Finance Document.

22.9	Conflict of interest

The Finance Parties may exercise its rights, powers and remedies in connection with a Finance Document even if this involves a conflict of interest or the Finance Parties have a personal interest in their exercise.

22.10	Remedies cumulative

The Finance Parties’ rights, powers and remedies in connection with a Finance Document are in addition to other rights, powers and remedies given by law independently of the Finance Document.

22.11	Indemnities and reimbursement obligations

Any indemnity, reimbursement or similar obligation in a Finance Document given by an Obligor and an obligation to make a payment under 9 (“Withholding tax”) or 10 (“Increased costs and illegality”):

(a)	is a continuing obligation despite any intervening payment, settlement or other thing; and

(b)	is independent of the Obligor’s other obligations under the Finance Document; and

(c)	survives the termination or discharge of the Finance Document, the repayment of financial accommodation and the cancellation or expiry of the Commitments.

It is not necessary for a Finance Party to incur expense or make payment before enforcing a right of indemnity in connection with a Finance Document.

22.12	Rights and obligations are unaffected

The Finance Parties’ rights, powers and remedies and an Obligor’s obligations in connection with a Finance Document are not affected by anything which might otherwise affect them at law.

22.13	Inconsistent law

To the extent permitted by law, each Finance Document prevails to the extent it is inconsistent with any law.

22.14	Supervening law

Any present or future law which operates to vary an Obligor’s obligations in connection with a Finance Document with the result that a Finance Party’s rights, powers or remedies are adversely affected (including by way of delay or postponement) is excluded except to the extent that its exclusion is prohibited or rendered ineffective by law.

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22.15	Variation and waiver

A provision of a Finance Document, or right created under it, may not be varied or waived except in writing signed by or on behalf of the party or parties to be bound.

22.16	Confidentiality

Each party agrees not to disclose information provided by any other party that is not publicly available (including the existence of or contents of any Finance Document) except:

(a)

to any person in connection with an exercise of rights or a dealing with rights or obligations under a Finance Document in connection with preparatory steps such as negotiating with any potential transferee or sub-participant or any other person who is considering contracting with a Finance Party in connection with a Finance Document; or

(b)	to a person considering entering into (or who enters into) a credit default swap with a Finance Party involving credit events relating to an Obligor or any of its Related Entities; or

(c)	to officers, employees, agents, contractors, legal and other advisers and auditors of an Obligor or a Finance Party; or

(d)	to any Obligor or Finance Party or any Related Entity of any of them, provided the recipient agrees to act consistently with this clause 22.16; or

(e)	with the consent of the party who provided the information (such consent not to be unreasonably withheld); or

(f)

any disclosure the disclosing party reasonably believes is required by any law, stock exchange or rating agency (except this paragraph does not permit a Finance Party to disclose any information under section 275(4) of the PPSA unless section 275(7) of the PPSA applies).

Each party consents to disclosures made in accordance with this clause 22.16.

22.17	Further steps

Each Obligor agrees to do anything a Finance Party reasonably asks (such as obtaining consents, signing and producing documents and getting documents completed and signed) to:

(a)	bind an Obligor and any other person intended to be bound under the Finance Documents; or

(b)	enable the Security Trustee to register any power of attorney in this document or any similar power; or

(c)	show whether an Obligor is complying with the Finance Documents; or

(d)

if the Security Trustee determines that a Finance Document (or a transaction in connection with it) is or contains a security interest at Law (including for the purposes of the PPSA), do anything the Security Trustee reasonably asks to:

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		(i)	ensure that the security interest is enforceable, perfected (including, where possible, by control in addition to registration) and otherwise effective; or

(ii)

enable the Security Trustee to apply for any registration, or give any notification, in connection with the security interest so that the security interest has the priority required by the Security Trustee (including a registration for what whatever collateral class the Security Trustee thinks fit and the Obligor consents to any such registration or notification and agrees not to make an amendment demand); or

		(iii)	enable the Security Trustee to exercise rights in connection with the security interest.

22.18	Exclusion of PPSA provisions

To the extent the law permits:

	(a)	for the purposes of sections 115(1) and 115(7) of the PPSA:

		(i)	the Security Trustee need not comply with sections 95, 118, 121(4), 125, 130, 132(3)(d) or 132(4); and

		(ii)	sections 142 and 143 are excluded;

	(b)	for the purposes of section 115(7) of the PPSA, the Security Trustee need not comply with sections 132 and 137(3);

(c)

if the PPSA is amended after the date of this document to permit a grantor and a secured party to agree to not comply with or to exclude other provisions of the PPSA, the Security Trustee may notify the grantor of a security interest that any of these provisions is excluded, or that the Security Trustee need not comply with any of these provisions as notified to the grantor by the Security Trustee; and

(d)

the grantor of a security interest agrees not to exercise its rights to make any request of the Security Trustee under section 275 of the PPSA, or to authorise the disclosure of any information under that section or to waive any duty of confidence that would otherwise permit non-disclosure under that section.

22.19	Exercise of rights by a Finance Party

If a Finance Party exercises a right, power or remedy in connection with a Finance Document, that exercise is taken not to be an exercise of a right, power or remedy under the PPSA unless the Finance Party states otherwise at the time of exercise. However, this clause does not apply to a right, power or remedy which can only be exercised under the PPSA.

22.20	No notice required unless mandatory

To the extent the law permits, a grantor of a security interest waives:

	(a)	its rights to receive any notice that is required by:

		(i)	any provision of the PPSA (including a notice of a verification statement); or

		(ii)	any other law before a secured party or Receiver exercises a right, power or remedy; and

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(b)	any time period that must otherwise lapse under any other law before a secured party or Receiver exercises a right, power or remedy.

If the law which requires a period of notice or a lapse of time cannot be excluded, but the law provides that the period of notice or lapse of time may be agreed, that period or lapse is one day or the minimum period the law allows to be agreed (whichever is the longer).

However, nothing in this clause prohibits the Security Trustee from giving a notice under the PPSA or any other law.

22.21	Code of Banking Practice

The parties agree that the Code of Banking Practice does not apply to the Finance Documents and the transactions in connection with them.

22.22	Counterparts

Each Finance Document may consist of a number of copies, each signed by one or more parties to the Finance Document. If so, the signed copies are treated as making up the one document.

23	Governing law and jurisdiction

23.1	Governing law and jurisdiction

The law in force in Western Australia governs each Finance Document and, to the extent permitted by law, all matters in connection with each Finance Document including any non-contractual matters except to the extent that the validity, creation or perfection of a mortgage lien or security interest under this or any other Finance Document, or remedies hereunder or thereunder, in respect of any particular Collateral are mandatorily governed by the laws of a jurisdiction other than Western Australia. The parties submit to the non-exclusive jurisdiction of the courts of that place. To the extent permitted by law, the law of the Commonwealth as it applies in that jurisdiction governs a security interest provided for under the Finance Documents.

23.2	Serving documents

Without preventing any other method of service, any document in an action in connection with any Finance Document may be served on a party by being delivered to or left at that party’s address for service of notices under clause 21.3 (“Delivery”) or with its process agent.

23.3	Appointment of Process Agent

	(a)	Without prejudice to any mode of service allowed under any relevant law, each Obligor (other than an Obligor incorporated, formed, or registered as a foreign company, in Australia):

		(i)	irrevocably appoints the Borrower as its process agent to receive any document in an action in connection with any Finance Document; and

		(ii)	agrees that failure by a process agent to notify the relevant Obligor of any document in an action in connection with any Finance Document will not invalidate the action concerned.

(b)

If for any reason the Borrower ceases to be able to act as process agent, each relevant Obligor must appoint another person acceptable to the Finance Parties (acting reasonably) as its process agent in the place referred to in clause 23.1 (“Governing law and jurisdiction”) and ensure that the replacement process agent accepts its appointment and confirms its appointment to the Finance Parties.

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(c)	The Borrower accepts its appointment as the process agent.

(d)	Each relevant Obligor agrees that service of documents on its process agent is sufficient service on it.

EXECUTED as an agreement.

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Facility Agreement

Signing page

DATED: ______________________2015

Borrower

EXECUTED by PENINSULA ENERGY LIMITED in accordance with section 127(1) of the Corporations Act 2001 (Cth) by authority of its directors:	)
)
)
)
Signature of director	)	Signature of director/company
	)	secretary*
	)	*delete whichever is not applicable
)
)
Name of director (block letters))		Name of director/company secretary*
	)	(block letters)
*delete whichever is not applicable

Guarantors

EXECUTED by PM PROSPECTING PTY LTD in accordance with section 127(1) of the Corporations Act 2001 (Cth) by authority of its directors:	)
)
)
)
Signature of director	)	Signature of director/company
	)	secretary*
	)	*delete whichever is not applicable
)
)
Name of director (block letters))		Name of director/company secretary*
	)	(block letters)
	)	*delete whichever is not applicable

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EXECUTED by PM ENERGY PTY LTD in accordance with section 127(1) of the Corporations Act 2001 (Cth) by authority of its directors:	)
)
)
)
Signature of director	)	Signature of director/company
	)	secretary*
	)	*delete whichever is not applicable
)
)
Name of director (block letters))		Name of director/company secretary*
	)	(block letters)
*delete whichever is not applicable

STRATA ENERGY, INC.,
a Delaware Corporation

By:
Its

PENINSULA USA HOLDINGS, INC.,
a Delaware Corporation

By:
Its

Executed by PENINSULA URANIUM LIMITED
acting by
and

Director

Director / Secretary

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Financier

SIGNED by

INVESTEC BANK PLC by its authorised signatories:

Authorised signatory	Authorised signatory

Name of Authorised signatory	Name of Authorised signatory

Security Trustee

SIGNED by	)
)
as attorney for INVESTEC AUSTRALIA LIMITED under power of attorney dated	)
)
in the presence of:	)
)
)
)
Signature of witness	)	By executing this agreement the attorney states that the attorney has received no notice of revocation of the power of attorney
)
Name of witness (block letters))

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